Exhibit 10.4

CONTRACT MINING
AGREEMENT

Between

Walker Lane Minerals Corp. and

Ledcor CMI Inc.

Dated as of November 14, 2018

Execution Copy 7.2018

CONTRACT MINING
AGREEMENT

This CONTRACT MINING AGREEMENT ("Contract") entered into on the 14th date of November 2018 ("Effective Date"):

BETWEEN:

Client, a company established in conformance with United States laws, authorized to conduct business in the U.S. and having an office at:

Walker Lane Minerals
Corp. 415 Hwy 95A Suite
K-1101 Fernley, NV 89408

(hereinafter referred to as "Owner")

AND:

Ledcor CMI Inc.

5370 Kietzke Lane Suite 204

Reno, Nevada 89511

Office: (775) 689-4928

(hereinafter referred to as "Contractor").

Owner and Contractor are sometimes together referred herein as the "Parties", and individually as a "Party".

RECITALS

WHEREAS:

A.	Owner intends to operate the Isabella Pearl project open-pit mine and leach facilities in Mineral County, Nevada, (hereinafter referred to as the "Project") and wishes to engage Contractor to carry out the Work and related activities as described in this Contract; and

B.	Owner and Contractor wish to enter into this Contract to evidence their agreement with respect to Contractor's performance of mining and related activities in connection with the Project and the compensation to be paid by Owner to Contractor in connection therewith, all upon the terms specified herein.

NOW, THEREFORE, in consideration of the mutual terms, covenants, and conditions contained herein, the Parties hereto agree as follows:

AGREEMENT

1.0            DEFINITIONS

Wherever the following words occur in this Contract, they shall have the following meanings:

CONTRACT MINING AGREEMENT	I

a)	"Amendment" - Means a written modification to the covenants, representations, warranties, terms or conditions of this Agreement that is signed by both Parties.

b)	"Applicable Laws" - Has the meaning given in Section 11.1 of this Contract.

c)	"Application for Payment" - Has the meaning given in Section 5.1 of this Contract.

d)	"Application for Final Payment" - Has the meaning given in Section 5.13 of this Contract.

e)	"Article" - An Article is each separate numerical designation within this Contract starting with Article 1.0 and continuing through Article 57.0. Numbered paragraphs within each Article are referred to as "Sections."

f)	"Books and Records" - Has the meaning given in Section 5.16 of this Contract.

g)	"Certificates of Insurance" - Guidelines, requirements, and definitions as given under Article 41 of this Contract.

h)	"Change Order" - The document, substantially in the form of Exhibit E attached hereto, signed by Contractor and Owner to provide for additive or deductive changes in the Work or Extra Work and, if appropriate, an increase or decrease in the Contract price and time of performance. A Change Order shall not change or alter the covenants, representations, warranties, terms or conditions of this Agreement.

i)	"Claims" - Has the meaning given in Section 40.1 of this Contract.

j)	"Close of Finance" - intentionally deleted.

k)	"Contract" - This Contract Mining Agreement, including all of Exhibits thereto and any attachments to such exhibits, together with any subsequent written Change Orders or other written amendments signed by Owner and Contractor.

1)	"Contract Price" - The amount stipulated in the Schedule of Prices (Exhibit D) subject to such additions or deductions as may be made under the terms and conditions of this Contract. All payments made to Contractor shall be in US Dollars.

m)	"Contract Specifications" - The contractual specifications contained in Exhibit A to this Contract that provide additional definition for the Scope of Work and establish the responsibilities of Contractor and Owner as related to the performance of the Work.

n)	"Contract Unit Price(s)" or "Unit Price(s)" - The fixed unit price(s) or rate(s) as set forth in Section 2.0 of the Schedule of Prices (Exhibit D), as the same may be modified by valid Change Order(s).

o)	"Contractor" - Has the meaning given in the preamble of this Contract.

p)	"Contractor's HS&E Program" - Has the meaning given in Section 35.3 of this Contract.

q)	"Design Drawings" - The technical drawings for the Project supplied by Owner and attached hereto as Exhibit B that show, among other things, areas to be Excavated, the design for Excavation and the locations for placement of ore and waste rock, as such technical drawings may be modified by Owner and supplied to Contractor from time to time.

CONTRACT MINING AGREEMENT	2

r)	"Demobilization" - All dismantling, transportation, freight, shipping, and any other materials or services required to remove Contractor's personnel, equipment and facilities off the Site and have all associated trash and debris removed and disposed of pursuant to the terms of this Contract.

s)	"Environmental Law" - Any statute, rule, regulation, code or order, issued by any governmental authority pertaining to health, the environment, wildlife or natural resources in effect in or for the jurisdiction in which the Site is located, including, without limitation, the Clean Air Act (Air Pollution Control Act), the Clean Water Act, the Federal Water Pollution Act, the Rivers and Harbors Act of 1899 (collectively CWA), the Safe Drinking Water Act (SDWA), the National Environmental Policy Act of 1969 (NEPA), the Endangered Species Act (ESA), Fish and Wildlife Conservation Act of 1980, the Fish and Wildlife Coordination Act (FWCA), the Oil Pollution Act (OPA), the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Superfund Amendments and Reauthorization Act of 1986 (SARA), the Resources, Conservation and Recovery Act (RCRA), the Toxic Substance Control Act (TSCA), the Occupational, Safety & Health Act (OSHA), the Hazardous Materials Transportation Act (HMTA), the Hazardous and Solid Waste Amendments of 1984 (HSWA), and any and all other past, present or future federal, state and local laws, statutes, regulations, rules, orders, ordinances, permits, licenses or determinations whose purpose is to conserve or protect health, the environment, wildlife or natural resources as any of the foregoing are now existing.

t)	"Excavate" - The activities, duties, labor and responsibilities required to move material from specified areas to designated areas. This may include, but not be limited to, drilling, blasting, loading and hauling.

u)	"Extra Work" - Has the meaning given in Section 24.0.

v)	"Final Acceptance" - Written final acceptance of the Work issued by Owner.

w)	"Final Payment" - Has the meaning given in Section 5.13 of this Contract.

x)	"First Extension" - Has the meaning given in Section 2.1 of this Contract.

y)	"Lien Waiver" -Has the meaning given in Section 5.3.6 of this Contract.

z)	"Mobilization" - All transportation, freight, shipping, erection, and any other materials or services required to get Contractor's equipment and facilities to the Site in good working order and fully manned for the prosecution of the Work pursuant to the terms of this Contract.

aa)	"Owner's Environmental Policy" - Stated in Exhibit I and may be amended from time to time under Section 36.1 of this Contract.

bb)	"Notice of Correction" - Has the meaning given in Section 5.6.2 of this Contract.

cc)	"Notice of Final Acceptance" - Has the meaning given in Section 18.2 of this Contract.

dd)	"Notice of Withholding" - Has the meaning given in Section 5.6.1 of this Contract.

ee)	"Notice to Proceed" - The written notice from Owner to Contractor to mobilize its employees and equipment to the Site and to commence the Work.

ff)	"Notice of Rejection" - Has the meaning given in Section 5.6.2 of this Contract.

gg)	"Owner" - Has the meaning given in the preamble of this Contract.

CONTRACT MINING AGREEMENT	3

hh)	"Owner Group" - Has the meaning given in Section 40.1 of this Contract.

ii)	"Party" and "Parties"- Has the meaning given in the preamble of this Contract.

jj)	"Project" - Has the meaning given in Recital A of this Contract.

kk)	"Release and Waiver of Claim" - Has the meaning given in Article 19 of this Contract.

II)	"ROM" or "Run-of-Mine" - Mined ore of a size that can be processed without crushing.

mm)	"Safety Representative" - Has the meaning given in Section 35.6 of this Contract.

nn)	"Schedule of Performance" - The monthly Tonnes of mined material taken from the pit as specified in Attachment 1 of Exhibit A.

oo)	"Scope of Work" -The description of the Work to be carried out by Contractor referred to Exhibit A.

pp)	"Site" - The lands provided by Owner under, in or through which the Work is to be executed or carried out, and located in Nevada, USA at T 8N; R 34E; S 3; and T 9N; R 34E; S 27, 34-35.

qq)	"Subcontractor" - A third party which, with prior written approval of Owner, has executed a subcontract with Contractor for part of the Work.

rr)	"Superintendent" - Owner's Mine Superintendent for the Project, acting personally, or through Owner's designated representatives.

ss)	"Term" - Has the meaning given in Section 2.1 of this Contract.

tt)	"Ton" - Short ton material volume having a weight of 2,000 pounds.

uu)	"Tonne" - Metric tonne material volume having a weight of 2,204.6 pounds.

vv)	Unit Price or Unit Rate- each refers to individual rates as set out in Exhibit D Schedule of Prices.

ww)	"Work" - The execution and performance of all that is required to be done or performed by Contractor as set out in this Contract including, but not limited to that which is set out in the Contract Specifications (Exhibit A), all in accordance with this Contract.

2.0	TERM

2.1	Term. The term of this Contract shall commence on the date the Contract is executed and continue for an initial period of twenty-four (24) months (the "Term"). No later than three (3) months prior to the end of the Term, the Parties shall commence negotiation of an extension of the Term based upon mutually agreed terms and conditions, which shall be evidenced by amendment to the Contract. If the Parties fail to agree on terms and conditions within said three (3) months, then further Work may continue based upon mutually agreed payment terms until such time as all contract terms are agreed, or the contract is otherwise terminated by either Party. For clarity, if time and materials rates are selected as the basis to continue Work pending finalization of Contract extension terms, then such rates must be revised to reflect indirect costs consistent with terms described in Article 24.3

CONTRACT MINING AGREEMENT	4

3.0	WORK TO BE PERFORMED

3.1	Contractor, for and in consideration of payments to be made by Owner, agrees to furnish all required labor, material and equipment and do all things necessary or required to timely complete the Work specified in this Contract and in accordance with the Contract Specifications (Exhibit A) and the Schedule of Performance (Attachment 1 to the Contract Specifications).

3.2	Contractor's organization and work schedules for Contractors' personnel shall be subject to approval by Owner prior to commencement of the Work.

4.0          SCHEDULE

Contractor shall carry out the Work in accordance with Exhibit A and the schedules attached thereto.

5.0	COMPENSATION

Subject to deductions or offset authorized by this Contract, Owner shall pay Contractor in accordance with the following:

5.1	Standard Monthly Payments. Each month during the Term, Contractor shall submit to Owner for approval and payment no more than one application for payment (each an "Application for Payment") for all Work performed during a payment period as follows:

5.1.1 Payment Amounts: Owner shall pay Contractor for the work in accordance with the provisions set forth in the Pricing Schedule presented to Owner as set forth in this Contract as Exhibit D.

(a)	Invoices: Billing will occur on 30-day cycles. On or before the 10th day of each calendar month, Contractor shall submit to the Owner a Pro-Forma invoice, supported by appropriate documents for the Work completed during the prior billing cycle.

(b)	Payment of Invoices: Pro-Forma invoices to be approved by Owner by the 15th day of each month before an invoice ("Final Invoice") can be issued by the Contractor. The Pro-Forma invoice will be amended to incorporate any mutually agreed upon corrections and changes prior to the foregoing final approval by the Owner. The Owner shall pay each Final Invoice within fifteen (15) days of Owner's receipt of such invoice. Payment may be made by Electronic Fund Transfers.

5.1.2 An Application for Payment may not include any amounts that Contractor does not intend to pay to a Subcontractor or Vendor because of a dispute or other reason.

5.1.3 If, because of a dispute or offset between its Subcontractors, Contractor intends to deduct sums from one Subcontractor and pay them to another Subcontractor, Contractor must specifically so advise the Owner in its Application for Payment.

5.2	Advance Payment Option. At its option, and upon reasonable advance notice to Contractor, Owner may elect to pay Contractor in accordance with the following process:

CONTRACT MINING AGREEMENT	5

5.2.1	Advance Payment Amounts: Owner shall issue to Contractor a forecast for the monthly Work anticipated for the next monthly period during the term of the project no later than 10 days before the start of the next monthly period ("Monthly Forecast"). This forecast will be based on Owner's mine plan. Contractor will review and establish the estimated compensation for the Work in the Monthly Forecast, by 12:00 p.m. Pacific Time on the last day of the previous month and will deliver an invoice for the estimated compensation for the Work described in the Monthly Forecast ("Advance Invoice"). The Owner shall approve or reject the Advance Invoice within three (3) days of receipt. If the Advance Invoice amount has been approved by both parties, Owner will advance the funds in accordance with the Advance Invoice amount based upon the timing agreed in 5.2.l(b).

(a)	The Advance Invoice amount will be supported by documentation to identify estimated quantities and associated Unit Prices.

(b)	Advance Invoices may be paid in bi-weekly installments on 1st of the month and 15th of the month. or as otherwise mutually agreed upon by the Parties. If these days fall on the weekend, the payment can be postponed to the following business day.

(c)	Monthly Reconciliation: During such time as Advance Invoices are elected by Owner, by the tenth (10th) business day of each month, Contractor will submit to Owner a reconciliation of the value of work performed against the funds advanced by Owner to account for any surplus or deficiency, which will include tonnage volume from TPMS (Exhibit A, section 17) results as well as any Extra Work or Work under Change Orders performed ("Monthly Reconciliation"). Once Owner and Contractor agree to the reconciliation, which must occur within five (5) business days of submission of Contractor's reconciliation, the amount due to Contractor or credited to Owner will be applied to the next payment. Upon termination of the Contract or as part of Final Payment process at the end of the Term, whichever is earlier, any surplus or deficiency must be refunded to Owner or paid to Contractor within fifteen (15) days of the termination date or end of Term, as the case maybe.

(d)	Discount for Advances for Monthly Compensation: If and during the time the Advance Payment option is selected, Contractor will provide the Owner a discount of two and a half percent (2.5%) of the value of the actual Unit Price Work performed. This will be credited during the monthly reconciliation process, as outlined in Section 5.2.1 (c).

5.3	Complete Monthly Reconciliation Application or Monthly Invoice. For a Monthly Reconciliation or a monthly invoice to be deemed "complete" for the purposes of Article 5, it must separately identify, itemize and include the following:

5.3.1	a description of all Work performed and the amount allocated to such Work;

5.3.2	the amount due for Work satisfactorily completed prior to the date of the Monthly Reconciliation or monthly invoice, as the case may be;

5.3.3	for each category and portion of the Work: (a) the amount requested on all previous Monthly Reconciliations or monthly invoice; (b) the amount requested on the current Monthly Reconciliation or monthly invoice; and (c) the estimated amount allocated to the Work yet to be completed.

CONTRACT MINING AGREEMENT	6

5.4	If any portion of the Monthly Reconciliation or a monthly invoice is not accurately prepared or properly supported it will be deemed invalid and not compensable. Contractor will re-issue the portion of the reconciliation or invoice, as the case may be, that is accurately prepared and properly supported and Owner will compensate Contractor for valid portion of the reconciliation or invoice only. Contractor can submit the remaining portion of Monthly Reconciliation or monthly invoice with support required by Exhibit A and Exhibit D. In addition, to the extent a portion of the Work is performed as Extra Work, Contractor shall be paid pursuant to Section 24.1.

5.5	Subject to valid adjustments or as otherwise provided in this Contract, Contractor agrees to accept the Contract Price as full compensation for all Work.

5.6	Withholdings. Owner may withhold from the next Monthly Payment or Advance Payment based upon the Owner's Monthly Forecast and Contractor's Monthly Reconciliation only for the Work which Contractor has not performed in accordance with the Contract. If Owner intends to withhold any amount under this Section, then the Parties hereto shall follow the following procedures:

5.6.1	Notice of Withholding. Owner must deliver to Contractor, on or before the date that payment is due, a written notice ("Notice of Withholding"), signed by an authorized agent of Owner and including: Owner shall advise the Contractor in writing (a) the amount that will be withheld from Contractor; and (b) a reasonably detailed explanation of the reason for Owner withholding that amount, including, without limitation, Owner's determination of any Work that has not been performed but for which payment is being sought by Contractor, and/or a specific reference to the provision or Section of this Contract or the Applicable Laws or regulation with which Contractor has failed to comply with, if any.

5.6.2	Correction of Withholding. Upon Contractor correcting any condition described in the Notice of Withholding as the reason for withholding payment due to Contractor, Contractor shall deliver written notice ("Notice of Correction") to Owner identifying the scope and manner of the corrective measures undertaken by Contractor. Upon Owner's receipt of a Notice of Correction, Owner shall: (a) pay to Contractor the amount withheld on or before the date that the next payment is due to Contractor hereunder, if the conditions for withholding payment have been corrected to Owner's reasonable satisfaction; or (b) deliver to Contractor no later than the 15th day of the month a written notice objecting to the scope and manner of the corrective measures taken by Contractor and including a detailed explanation for such objection ("Notice of Rejection").

5.6.3	Consent to Deduction. If Contractor does not dispute the amount the Owner is withholding and authorizes the Owner to back-charge Contractor for such amount, the Owner and the Contractor shall execute a deductive Change Order memorializing such withholding.

5.6.4	Dispute Regarding Withholding. If the Contactor disputes the Owner's position in the Notice of Rejection, Contractor shall file a Notice of Claim and submit such claim for Owner's review. If the Parties are not able to resolve disputes concerning withholding within ten (10) days of first date of notice, the matter shall be resolved in accordance with Article 27.

5.6.5	Payments may be withheld by Owner on account of defective Work not remedied, invalid claims filed (or reasonable evidence indicating probability of filing of invalid claims) or failure of Contractor to make payments properly owing to its subcontractors, suppliers or for material or labor. If the foregoing causes for withholding payment are removed, the withheld payments will be made promptly thereafter. If the causes for withholding payment are not removed within ten (10) days following Contractor's receipt of Owner's written notice, Owner may cause the same to be rectified at Contractor's expense, provided however that if such matters cannot reasonably be resolved by Contractor within such 10-day period, Contractor shall be deemed to be in compliance if Contractor has commenced removal of such causes within such 10-day period and diligently and timely completes removal within such time as is reasonable. Should any valid indebtedness of Contractor to its suppliers or for material or labor arise after final payment is made to Contractor under this Contract, Contractor shall reimburse Owner for costs reasonably incurred by Owner in resolving such indebtedness if it may affect the title to the Work or Owner's property.

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5.7	Excluding where Owner has elected the Advance Payment option, failure or lack of cooperation by Contractor to prepare or submit reports, progress schedules, or plans for changes contemplated in its operations, or to assist in preparation of same, promptly as required under this Contract, shall be cause for Owner to withhold all or part of any pending and/or future payment until such time as Contractor has met the requirements specified by this Contract.

5.8	Monies due Owner under the terms of this Contract to compensate Owner for back-charges as provided in Article 25 of this Contract or for other expenses incurred on behalf of Contractor as authorized under this Contract will, whenever appropriate, be deducted as they occur from each periodic payment to Contractor.

5.9	No payment, including the final payment, shall be construed to be an acceptance of defective Work or improper material. The final payment shall not relieve Contractor from responsibility for the discharge of valid claims of Owner or from making available to Owner for examination and audit all records reasonably requested and pertaining to the quality or quantities of the Work and Contractor's compliance with its obligations under this Contract.

5.10	Prior to Contractor's Mobilization to Site, Owner shall procure a Payment Bond naming Contractor as beneficiary to secure payment for the Work, the form of which will be provided by Owner and approved by both parties. The Payment Bond shall be for a face amount of Two Million Dollars ($2,000,000). Such Payment Bond shall be for the purpose of providing security for Owner's payment obligations under this Contract until such time as Owner has paid all amounts due and owing to Contractor for the Work. At any time that Owner fails to meet its payment obligations under the Contract, which it has failed to remedy within ten (10) business days of written notice by Contractor to Owner of such failure, (i) Contractor shall be entitled to stop Work; and (ii) Contractor shall be entitled to call and access the Bond funds.

5.11	Certificate of Insurance. Contractor shall not commence the Work or allow any Subcontractor to commence Work unless and until it provides the Owner complete and accurate Certificates of Insurance (defined in Article 41).

5.12	Off-Site Equipment and Materials. If Contractor is requesting payment for materials and equipment stored off-Site, the applicable Application for Payment or Monthly Reconciliation shall include date stamped photographs of such materials and equipment stored off the Site, and payment for such materials and equipment shall be contingent upon Contractor providing Owner with at least thirty (30) calendar days' advance written notice of Contractor's intention to request such payment from Owner, together with appropriate information and documentation, satisfactory to Owner and evidencing the following:

5.12.1	that the materials and equipment are suitably stored off the Site in a segregated area at a location approved by Owner in writing;

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5.12.2	the materials and equipment shall have clearly visible markings identifying the materials and equipment as belonging to Owner for use in connection with the Project;

5.12.3	Owner's title to and interest in such materials and equipment is adequately protected; and

5.12.4	applicable insurance (with coverage limits acceptable to Owner) for storage of the materials and equipment at a location other than on the Site, and for the transportation of the materials and equipment to the Site, which insurance shall be evidenced by a certificate of insurance showing Owner named as the loss payee.

5.13	Final Payment. For the purposes of this Contract, "Final Payment" shall mean the payment to Contractor of all amounts due and owing and remaining unpaid to Contractor under this Contract, based on an application for final payment delivered by Contractor to Owner (the "Application for Final Payment"). Owner shall make the Final Payment within thirty (30) calendar days after Owner's issuance of a Notice of Final Acceptance of the Work pursuant to Article 18.

5.14	Conditions to Final Acceptance. As a condition precedent to the Owner's issuance of the Notice of Final Acceptance and Owner's obligation to make the Final Payment, Contractor must deliver the following to Owner together with the Application for Final Payment:

5.14.1	A certificate from Contractor that the following have been paid or otherwise satisfied in full:

(a)	all payrolls (including all union dues, health, welfare, pension plan and other labor associated contributions), invoices for all labor, materials and equipment and all other indebtedness connected with the Work for which Owner may in any way be responsible, and for which Owner has paid to Contractor; and (b) all applicable taxes due and payable prior to Final Payment and arising out of the Work.

5.14.2	An unconditional Release and Waiver of Claim upon final payment in the form attached as Exhibit G, signed (and notarized) by Contractor and all Subcontractors and Vendors and all other persons providing any services, labor, materials or equipment in relation to the Work.

5.14.3	A statement of all unresolved claims for which payment has been and/or shall be withheld by Owner.

5.15	The making of any payment to Contractor or the issuance of any Notice of Final Acceptance shall not constitute acceptance by Owner of the quality of the Work that is the subject of such payment, nor shall it be deemed a waiver with respect to any Claims that Owner may have with respect to such Work. The making of Final Payment shall not constitute a waiver of any Claims by Owner including, without limitation, any Claims arising from or relating to: (a) liens, claims, security interests or encumbrances arising out of this Contract and which are unsettled; (b) the failure of the Work to comply with the requirements of this Contract; and (c) the terms of any express or implied warranties, or special warranties required by this Contract. Acceptance of Final Payment by Contractor, a Subcontractor or other third party vendor or contractor ("Vendor") shall constitute a waiver of claims by that payee except those previously made in writing and identified by that payee as unsettled in the Application for Final Payment.

5.16	Books and Records. Contractor shall (and shall cause its Subcontractors) to maintain complete and accurate, detailed records and reporting documentation (collectively, the "Books and Records") on the basis of standard accounting procedures for all costs incurred and documents in connection with the Project.

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6.0           INVOICING INSTRUCTIONS

Contractor's Application for Payment form and Monthly Reconciliation form as approved by Owner, Advance Invoices and all other required documentation in support thereof shall be transmitted in the number of copies as requested to:

Walker Lane Minerals Corp.

415 Hwy 95A Ste K-1101

Fernley, Nevada 89408

ATTENTION: Finance Manager

With electronic copies to pwestwood@grcnevada .com and ap@goldresourcecorp.com, or such other electronic mail addresses as may be provided from time to time.

The invoices for each calendar month shall be submitted as provided in Section 5.1.1 or 5.2.

Owner's payment of Contractor's monthly invoices, or Advance Invoice shall be made to: Ledcor CMI Inc.

5370 Kietzke Lane, Suite 204

Reno, Nevada 89511

ATTENTION: Accounts

Payable

7.0	CONTRACTUAL RELATIONSHIP

7.1	In the performance of this Contract, Contractor shall operate as an independent contractor.

7.2	This Contract shall not be construed as creating a relationship of Joint Venture, principal and agent, or employer and employee, between Owner and Contractor, or Contractor's or Subcontractor's agents, employees or Subcontractors. Contractor shall have no authority to hire any person on behalf of Owner, and all persons employed by Contractor shall be deemed to be solely the employees of Contractor.

8.0	SUBCONTRACTS

8.1	Contractor shall not subcontract any part of the Work without prior written approval of Owner, and in each individual instance, the scope of the Work to be subcontracted will be subject to prior approval of Owner, which approval may be withheld by Owner in its sole discretion, acting reasonably.

8.2	Contractor agrees that it is responsible to Owner to the extent provided in this Contract for the acts and omissions of its Subcontractors and of persons either directly or indirectly employed by them as it is for the acts and omissions of persons directly employed by it.

8.3	Nothing contained in this Contract shall create any contractual relationship between any Subcontractor and Owner. Each subcontract shall provide that it is subject to termination for the convenience of Owner.

8.4	Flow-Down Provisions. This Contract shall be incorporated by reference into all contracts relating to the Work. Contractor shall cause all contracts relating to the Work (including, without limitation, all Subcontracts) to specifically include the requirements of the following provisions of this Contract:

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8.4.1	Article 10.0

8.4.2	Article 11.0

8.4.3	Article 25.0

8.4.4	Article 27.0

8.4.5	Article 28.0

8.4.6	Article 29.0

8.4.7	Article 30.0

8.4.8	Article 34.0

8.4.9	Article 36.0

8.4.10	Section 40.2.1.

8.4.11	Article 53.0

9.0	REPRESENTATIONS-ENFORCEABILITY

9.1	Owner represents it has the power to execute and deliver this Contract; and, upon execution and delivery of this Contract by the Parties, the same will be enforceable in accordance with its terms.

9.2	Contractor represents it has the power to execute and deliver this Contract; that, upon execution and delivery of this Contract by the Parties, the same will be enforceable in accordance with its terms.

10.0	CONTRACTOR'S RESPONSIBILITY AND WARRANTIES

10.1	Contractor shall furnish all labor, supervision, equipment, materials, supplies, services, and incidentals necessary (except where specifically to be provided by Owner) to cany out the Work hereunder in accordance with the terms of this Contract. If Contractor is aware of discrepancies in the Design Drawings or Contract Specifications, the matter shall be submitted in writing, in the first instance, to Superintendent for interpretation.

10.2	Contractor has reviewed the Design Drawings provided at the Effective Date, and represents that it understands the design of the Project and can perform the Work specified in this Contract in accordance with Applicable Law, the Contract Specifications and all requirements in this Contract.

10.3	All Work shall be performed in accordance with the generally accepted current national standards of professional care, skill, diligence and competence normally provided by a professional in the performance of services similar to the Work. Contractor shall be properly qualified to perform the Work, shall possess all licenses and professional certificates required by Applicable Laws and shall perform the Work in compliance with all Applicable Laws. Contractor warrants that all Work and workmanship (including that of all Subcontractors) shall be of the elevation and quality specified in this Contract, shall conform in all respects to the requirements of this Contract, and shall be performed in accordance with good, safe and workmanlike practices.

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10.4 Contractor's responsibility shall include, but not be limited to: (a) transportation of its personnel, material, and equipment to and within the Site; (b) prompt unloading, handling, and storage of all material and equipment to be furnished or used by Contractor; (c) clean up and minimization of its debris and surplus material; (d) temporary construction facilities for its operations; (e) protection from weather and other protection for, and make good any damages or loss to the Work (and the materials and equipment required therefor) to the extent caused by or resulting from the fault of Contractor or its Subcontractors, until agreed to in a Notice of Final Acceptance (as specified in Article 18).

10.5	Contractor shall provide experienced and efficient supervision of the Work and shall, during the execution of the Work, maintain at the Site a competent full time representative and any necessary assistants. Owner shall have the right, but not the obligation, to request that any individual be removed from the Site for any work-related reason including, but not limited to: any violation of Applicable Laws, failure to abide by any Site policies, or disruption of Work.

10.6	All workers will have sufficient skill and experience to properly perform the tasks assigned to them. Workers engaged in special tasks or skilled tasks will have appropriate qualifications, permits or licenses, experience with such tasks and the operation of equipment required to perform all such tasks properly and satisfactorily to completion. Contractor shall remove from the Site any person employed by Contractor or by a Subcontractor who fails to perform tasks in a proper and skillful manner, or who is intemperate or disorderly. Additionally, any such person shall, at the written request of Owner, be removed forthwith by Contractor or Subcontractor employing such person and will not be employed again in any portion of the Work without the prior written approval of Owner. Should Contractor fail to remove such person or persons as required above, or fail to furnish suitable and sufficient personnel for proper execution of the Work, Owner may suspend the affected portion(s) of the Work by written notice until such orders are complied with.

10.7	Not used.

10.8	Contractor shall minimize or avoid, if possible, causing risks incident to the Work.

10.9	Contractor shall maintain all of its work areas in a neat and tidy condition. If, in the reasonable opinion of Owner, any or all of Contractor's work areas are not maintained in a neat and tidy condition Contractor shall remedy the situation at its sole cost and expense within 10 days following written notice from Owner to Contractor.

11.0	COMPLIANCE WITH LAWS, PERMITS AND REGULATIONS

11.1    To the extent applicable to the performance of the Work, Contractor at all times shall comply with (and shall require that all of its Subcontractors comply with) any and all statutes, laws, rules, regulations, orders, stipulations, restrictions, conditions, permits (including, but not limited to, obligations and restrictions under any record of decision relating thereto and those permits in Attachment 3 to Exhibit A), ordinances, licenses, judgments, decrees, directives, instructions, and interpretations promulgated by any federal, state or local governmental authority having jurisdiction over the Project or the Work including, but not limited to, safety and accident prevention regulations and standards and recordkeeping requirements under MSHA (Mine Safety and Health Act, as amended) and OSHA (Occupational Safety and Health Act, as amended), U.S Department of Labor regulations, U.S. Department of Transportation regulations, building and electrical codes, wages, unemployment compensation, social security laws, and Environmental Laws ("Applicable Laws"); and Contractor shall file all reports, pay all taxes, fees and charges required by such Applicable Laws in connection with the Work. Contractor shall be liable for any fines, penalties, liabilities and costs associated with Contractor's failure, or the failure of any Subcontractor, to comply with Applicable Laws except to the extent such failure is caused by the Owner or those for whom Owner is responsible. Any regulatory civil penalties charged to Owner or other costs incurred by Owner as a result of any failure of Contractor or a Subcontractor to comply with Applicable Laws will be back-charged to the Contractor.

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11.2	Owner shall obtain and maintain in good standing all permits and licenses necessary for the performance and completion of mining activities at the Site and Contractor shall obtain and maintain in good standing, and assure its subcontractors obtain and maintain in good standing, all business, contracting and equipment operating permits and licenses necessary for its performance and completion of the Work on behalf of Owner (including MSHA identification numbers and all required MSHA training).

11.3	Contractor shall obtain and maintain in good standing all necessary permits and licenses, related to transportation, storage, use or disposal of explosives and other supplies (excludes Ammonium Nitrate storage/silo). The forgoing includes compliance with all applicable regulations.

12.0	NOTICE TO PROCEED

12.1	Contractor shall not commence the Work until a written Notice to Proceed has been received from Owner, provided however that Owner shall issue the Notice to Proceed at least 15 days prior to commencement of Work.

13.0	DESIGNATION OF REPRESENTATIVES

13.1	Upon signing this Contract, (i) Contractor shall designate in writing competent representatives acceptable to Owner who, on behalf of Contractor, will have complete charge of the Work and shall be authorized to make Project-specific agreements binding Contractor. Contractor will not change its representatives without prior written notice to Owner, and the designation of Contractor's representatives (or any replacement representative) shall be subject to approval in writing by Owner such approval not to be unreasonably withheld. For specific cause, such approval may be withdrawn by Owner, in which event Contractor shall remove the representative from the Site and shall designate in writing another representative acceptable to Owner. All expenses associated with such removal or replacement shall be paid by Contractor; and (ii) Owner shall designate in writing a competent representative who shall be authorized to act on behalf of the Owner.

13.2	The Parties' designated representatives shall be available at all reasonable times and the Parties will communicate through those representatives.

14.0	SITE WORKING CONDITIONS AND REMOVAL OF ITEMS

14.1	Contractor acknowledges it has had an opportunity to inspect observable conditions at the Site and the conditions described in this Contract (including quantities, character, location and sources of Contractor supplied materials, and of unloading, storing and handling facilities and of other observable conditions affecting the Work as of the time of Contractor's execution of this Contract), and has done so to the extent that Contractor, in its sole judgment, deems appropriate.

14.2	Reasonable working areas for storage, shops, equipment yards, stockpiles, etc., will be made available to Contractor without charge. Reasonable grading, drainage work, etc. as shown in or reasonably inferable from this Contract to maintain the working areas suitable for Contractor's needs will be paid by Contractor. Drainage work and earth works outside the immediate Contractor working area will be paid by Owner. These areas and their usage will be subject to approval by Owner and no other areas will be allowed to be occupied by Contractor without written consent of Owner. Contractor will exercise caution at all times to avoid blocking roads or in any other way interfering with Owner's operations or presenting a hazard to Owner's personnel or equipment, or to the public. Contractor will not erect any permanent or semi-permanent structures, including but not limited to shops, warehouse, and office building without the prior written approval of Owner as to site, design and finishing, such approval not to be unreasonably withheld. Owner will not be responsible for any costs associated with the erection of any structure by or on behalf of Contractor; this includes, but is not limited to, engineering, permits and/or taxes as per Section 39.2.

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14.3	Contractor will, without charge, permit Owner and other contractors to use the roads, lighting installations, and other facilities constructed or maintained by Contractor for its use in completing the Work; provided that such usage will not unreasonably interfere with the Work or unreasonably increase Contractor's costs or its time for performance of the Work.

14.4	All materials on the Site, including but not limited to:

(a)	rocks, ores, or mineral specimens;

(b)	all artifacts;

(c)	material purchased and/or paid for by Owner;

(d)	any and all equipment or buildings belonging to Owner on the Site; and

(e)	items other than equipment and material brought in by Contractor for its express use in the completion of the Work;

are the property of Owner. Neither Contractor, its agents, employees, or Subcontractors, shall remove any such property from the Site and Contractor shall take reasonable steps to guard against loss of such property that is within Contractor's care custody and control due to theft or unauthorized removal. Contractor shall promptly report to Owner any such losses.

15.0	INSPECTION OF WORK

15.1	Contractor shall identify any Work at the Site done by third parties, including other contractors hired by Owner, which may affect Contractor's Work or to which its Work must be joined to ascertain its suitability for use in relation to Contractor's Work and shall immediately advise Superintendent if Contractor discovers any deficiency required to be corrected. Notwithstanding the foregoing, Contractor is not responsible for the work (including any deficiencies) of other contractors hired by Owner.

15.2	Inspection of all the Work will be carried out by Owner while such Work is in progress. Notwithstanding such inspection, Contractor will be held responsible for the completion of the Work in accordance with the terms and conditions of this Contract.

15.3	Owner and its representatives will, at all times, have reasonable access to the Work whenever it is in preparation or progress. Owner will perform said inspection in such manner as not to delay the Work unnecessarily.

16.0	COMPLETION OF THE WORK

16.1	The Work shall be completed by the time or times, and in the sequence, specified in this Contract or in Change Order(s). If so directed by Owner, and subject to the provisions of Article 23 herein, Contractor shall work such overtime and shall take such other action as is practicable to avoid or otherwise to minimize the effect of delays caused by or resulting from the action or inaction of Contractor and its Subcontractors or Owner and its other contractors.

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17.0	CORRECTION OF DEFECTIVE WORK

17.1	To the extent caused by or resulting from the action or inaction of Contractor or any Subcontractor, any defective material or Work not performed in accordance with this Contract shall be replaced or corrected immediately without unreasonable delay in the progress of the Work at no additional cost to Owner. Corrections to defective Work and material must be done within the terms and conditions of this Contract.

18.0	FINAL COMPLETION OF THE WORK

18.1	At the expiration of the Term of this Contract, Owner will carry out an inspection of the Work. The Work performed hereunder may be accepted as a whole or in separately defined parts. If all of the Work has been completed to the satisfaction of Owner, Owner will provide written notice to Contractor ("Notice of Completion"). In the event the notice includes only a portion of the Work, the notice will contain a list of items that must be completed in order to reach Final Completion. The Final Completion period may extend past the end of the Term so as to allow Contractor to remedy any issues described by the Owner in its partial notice. In the event that Contractor disagrees with the items listed, Contractor may exercise its rights as defined elsewhere in this Contract.

19.0	PARTIAL AND FINAL RELEASE AND WAIVER OF CLAIMS

19.1	Owner will require as a prior condition to Final Payment a full Release and Waiver of Claims in the form attached hereto as Exhibit G and reserves the right, at its discretion prior to any monthly payment(s) to Contractor, to require a Release for Partial Payment for monies earned under this Contract through a specified date in the form attached hereto as Exhibit F.

19.2	If at any time there is a claim against Contractor arising out of or in connection with the performance, or default in performance which Owner reasonably believes to be valid, of this Contract for which Owner might be or become liable, then Owner shall have the right to discharge such claims and assess all costs thereof against the balance due Contractor, provided, however, that Owner has provided ten (10) days prior written notice to Contractor.

20.0	TITLE, ADVANCEPAYMENTS

20.1	If payments are made by Owner for supplies or material prior to delivery or installation, or if Owner supplies items required for the Work, Owner may require that the goods in process be marked or otherwise identified, and Contractor shall execute such documents and take such action as in Owner's opinion are necessary to give Owner the exclusive right to take possession and title thereto at any time, as well as a security interest therein.

20.2	No advance payment shall operate to relieve Contractor of risk of loss or any other obligations under this Contract.

21.0	DESIGN DRAWINGS PREPARED BY THE OWNER

21.1	The Design Drawings in effect as of the Effective Date of this Contract are contained in Exhibit B. Additional Design Drawings issued by Owner will be supplied to Contractor as they become incorporated in Owner's mine plan, subject to Article 23. Contractor is permitted to rely upon such Design Drawings and shall not be liable for any errors or omissions therein.

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22.0	CHANGE ORDERS AND CONTRACT AMENDMENTS

22.1	The Contract Price and Schedule established in this Contract is not subject to change except as expressly provided in this Contract and by a written Change Order, signed by Contractor and Owner. A valid Change Order shall be signed by the following authorized representatives:

Owner's Designated Representative:	Robert Cassinelli, Project/General Manager

Contractor's Designated Representative:	Jeff Larson, General Manager

22.2	Any Amendment to this Contract shall bind the Parties only if made by a written document which both states that it amends this Contract and is signed by Owner and Contractor. A valid Contract Amendment shall be signed by the following authorized representatives:

Owner's Designated Representative:	Robert Cassinelli, Project/General Manager

Contractor's Designated Representative:	Jeff Larson, General Manager Or Randy Daggitt, Senior Vice President

23.0	CHANGES

23.1	The Parties agree that the Design Drawings and mine plan will be subject to alteration each day depending upon expected conditions and daily activities. Alterations to the Design Drawings and mine plan are not considered changes that merit a Change Order or Contract modification unless and until such change materially, including as defined in Section 23.6, alters the Scope of Work described in this Contract and the baseline expectations outlined in the Mine Plan.

23.2	Owner may order changes in the scope of the Work from time to time only by the issuance of written notification to Contractor. If such changes materially affect the Work, Contractor shall promptly so advise Owner in writing in such detail as reasonable, including an estimate of the effect of the change on time for performance and increased or decreased Contract Price prior to beginning the changed Work but not later than ten (10) days after the change is ordered, if ordered by written notice to Contractor.

23.3	If such notice is given or if, in the opinion of Owner, such change involves a reduction in the amount of expense of Contractor, Owner and Contractor shall negotiate in good faith with a view to reaching agreement upon an adjustment to the affected terms of this Contract, including the Contract Price and the time for performance and completion of the Work. Subject to Section 23.4, changes in the Contract Price or Contractor's obligations agreed to by Owner will only be effective if made by a Change Order signed by Owner and Contractor. Excluding where a change may relate to Extra Work, the adjustment to the Contract Price will be made on the following basis:

(a)	To the extent applicable, such adjustment shall be made upon the basis of Contract Unit Prices as set forth in the Unit Price Schedule contained in Exhibit D (Schedule of Prices).

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23.4	If so directed by Owner in writing, Contractor shall proceed with the changed Work or Extra Work prior to the time the amount of any price or other required adjustment is determined and the Parties shall thereafter use their best efforts to reach mutual agreement of the points on which they have not agreed. If the Parties are not able to reach agreement, the matter may be resolved in accordance with Article 27.

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23.5	In the event Contractor's performance of the Work is affected by any Site or scheduling conditions not under Contractor's control or by any changes directed by or on behalf of Owner which are not directed in writing, Contractor shall be entitled to request a Change Order if such changed conditions given by or on behalf of Owner materially affect the Work. If the Parties are not able to agree upon adjustments to be made to the Contract Price or the time for performance of the Work, the matter shall be resolved in accordance with Article 27. Contractor shall be entitled to increase the Unit Prices for its Work, including product or materials, if at any time the requirements of a new or amended law, taxes or regulation affecting manufacturers or users of explosive products results in an increase of the cost to manufacture, package, store or transport the products or materials constituent thereof.

23.6	Materiality or a Material change shall include, but not be limited to, the following meaning and occur under the following circumstances:

(a)	The cumulative volume of material (measured in Tonnes) hauled pursuant to this Contract during a rolling three (3) calendar month period is 10% less than shown in the existing applicable Mine Plan at time of bid contained in Exhibit B.

24.0	EXTRA WORK

24.1	Any work that is not contemplated or contained in Exhibit A, excluding modifications described Section 23.1, or related to the completion of the Work may be considered Extra Work. Extra Work may be requested by Owner from time to time and completed by Contractor, wherein Contractor performs work that may otherwise be completed by Owner using Contractor's labor force. If such Extra Work is requested, Contractor will be paid in accordance with the rates provided in Attachments 4 and 5 in Exhibit D.

24.2	Extra Work shall be approved in writing by Owner prior to commencement of such Extra Work. An Owner-signed Change Order for Extra Work shall be included with the applicable monthly invoice, Advance Invoice or Monthly Reconciliation, as the case may be. Owner shall not be obligated to pay for any unauthorized Extra Work.

24.3	For clarity, Time and Material rates will apply while Work is performed concurrently with Unit Rate Work. Where there is no Unit Rate Work being performed, an additional amount may be negotiated to cover project overheads or in-directs.

25.0	CORRECTIONS, BACK-CHARGES AND DEFECTIVE WORK

25.1	Excluding for Work performed on a Time and Materials basis, the cost of corrections to Contractor's defective Work, which are not made by Contractor's own work force and at its own cost, or Work that is performed by Owner or a third party because Work is not being completed by Contractor in a timely manner, to the extent caused by or resulting from the action or inaction of Contractor and following ten

(10)	days written notice to Contractor to cure, and Contractor's failure to cure during such 10-day period, or if cure cannot reasonably be completed in 10 days commencing to cure such matters and diligently completing such cure thereafter, shall be handled as a back-charge against the Contract Price pursuant to the following procedures:

(a)	Contractor's representative will be notified in writing of the Work Owner intends to perform.

(b)	All labor, equipment and services used to perform the Work, or the corrections or modifications will be accounted for on an actual time expended basis. Labor will be charged to Contractor at the actual wage rate paid to each worker, foreman, supervisor and timekeeper involved; plus, applicable taxes, compensation insurance and other payroll assessments payable and prevailing at the Site.

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(c)	Permanent materials, consumable supplies and/or the cost of other contractors will be charged to Contractor at Owner's actual cost delivered to the Site.

(d)	The sum total of items (b) through (e) will be the amount applied as a back charge to the Contract Price.

25.2	All Work performed as a back-charge against this Contract in accordance with the amount calculated under Section 25.1 will be recorded under a written back-charge notice issued to Contractor by Owner. In instances where Contractor's representative is at the Site, the representative's signature will be requested. In no event shall the absence of Contractor's representative or his refusal to sign the notice delay performance of the Work which Owner considers necessary to the continuation and completion of the Work in accordance with this Contract.

25.3	Whenever possible, Owner will substantiate costs of the error or defect and the corrective Work performed by means of photographs or other documentary evidence. Separate time sheets and cost records will be maintained for each back-charge notice and copies of all such records and photographs will be available at all times to Contractor.

25.4	In the event Contractor disputes that its Work was defective or was not being performed in a timely manner or that such matters were not caused by or the result of action or inaction of Contractor and therefore disputes Owner's right to back-charge Contractor, the matter shall be resolved in accordance with Article 27.

26.0	LOSS OR DAMAGE BY ACTIONS OF OTHERS

26.1	Owner shall not be liable to the extent Contractor sustains damage or loss through any delay, default, act or omission of any of its Subcontractors.

26.2	If Contractor, to the extent of any default, negligence or willful misconduct on its part, damages any other contractor, Contractor hereby agrees to be directly responsible to such other contractor for any such damage and to indemnify, defend and hold Owner harmless for all such damages.

27.0	DISPUTES

27.1	Executive Meeting - If any dispute arising out of or relating to this Contract shall emerge, between the Parties, the Parties shall first attempt in good faith to promptly resolve said dispute by negotiations. Either Party may give the other Party written notice of any dispute not resolved in the ordinary course of business. Within five (5) days after delivery of such notice, a representative with resolution authority from each Party shall meet at a mutually-acceptable time and place (or, by mutual agreement, said meeting may be held via telephone or video-conference), and thereafter as often as necessary, to e:x,change relevant information and to attempt to resolve the dispute. If the matter has not been resolved within ten (10) days of the disputing Party's notice, or if the Parties fail to meet within ten (10) days, any Party may initiate mediation of the controversy as provided in Section 27.2.

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27.2	Mediation - If any decisional deadlock or dispute cannot be settled through informal negotiation as provided in Section 27.1 above, the Parties agree to try in good faith to settle the dispute by mediation before resorting to arbitration. The mediation process shall be initiated after any relevant Party determines that the informal negotiations pursuant to Section 27.1 above are not resolving the dispute and thus sends to the other Party written notice of same. The Parties shall jointly retain, and split the costs of, a professional mediator or retired judge through JAMS. Subject to the mediator's schedule and any agreement among the Parties, the Parties shall endeavor to complete any mediation within thirty (30) days of the notice of same.

27.3	Arbitration - If the Parties are unable to resolve the dispute through negotiation and/or mediation as provided hereinabove, the dispute shall be resolved by binding arbitration. The process shall be initiated by written notice served by any Party to the unsuccessful mediation. The arbitration shall occur before a single arbitrator on whom the Parties can agree, administered by American Arbitration Association or JAMS.

(a)	By including this Article 27, it is the Parties' intention that all disputes shall be resolved by the quickest, fairest, and least expensive means reasonably available.

(b)	The Parties agree that the arbitrator shall give effect to the laws of the State of Nevada, including but not limited to conflicts of law provisions, statutes of limitation, and matters pertaining to the validity of this arbitration clause in determining matters submitted to arbitration hereunder.

(c)	The arbitrator is empowered and shall have the authority to award preliminary injunctive relief, other provisional remedies, equitable relief and/or damages, compensatory damages, and such damages as shall be reasonable in an amount in relation to the receiving Party's pecuniary loss, if any, and available under the laws applicable to the circumstances of the dispute.

(d)	The costs of the arbitration, including the fees and expenses of the arbitrator, the administration fees, and the facility costs, if any, shall be borne by the Parties to the arbitration in equal shares, each Party bearing the expense of its own counsel, experts, witnesses and preparation and presentation of proofs.

(e)	Subject to the arbitrator's schedule, the arbitration shall occur within one-hundred twenty (120) days of service of the notice which initiated the arbitration process.

(f)	Unless otherwise ordered by the arbitrator, each Party shall be entitled to pursue all appropriate methods of discovery. The Nevada rules of evidence shall govern the proceeding.

27.4	Confidentiality- Except for Owner's obligations to report to as required by applicable governmental and regulatory agencies, including stock exchanges where Owner maintains a listing, having jurisdiction over the Project, the Patties, mediator(s) and/or arbitrator(s) shall treat all aspects of any dispute as strictly confidential; provided, however, that any award or decision rendered by the arbitrator pursuant to Section 27.3 may be entered and recorded as a judgment or order in any court of competent jurisdiction.

27.5	Venue - The venue of any binding dispute resolution procedure, or court action appealing same or brought for any other purpose, shall be Reno, Nevada.

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28.0	DELAYS AND FORCE MAJEURE

28.1	Contractor shall, in writing, promptly and in no event later than three (3) days after Contractor identifies the delay, advise, and thereafter keep advised, Owner concerning any delay or additional delay in the Work. If Contractor fails to advise Owner within such 3-day period, Contractor shall not be granted schedule relief to the extent the failure prevented Owner from mitigating the effects of the delay discovered by Contractor.

28.2	Neither Party shall be liable for its failure to perform any of its obligations hereunder during any period in which performance is delayed by force majeure events including fires, floods, earthquakes, or other natural disasters, wars, strikes, labor lock-outs, union disputes, embargos, riots, the intervention of any government authority, or other event that is out of the reasonable control of the affected Party excepting any obligation of either Party to make payments in connection with the Work, provided that the Party suffering such delay immediately notifies the other Party in writing of the delay. Weather that is not abnormally severe for the period of time when, and area where, such event occurs shall not be a force majeure event. Neither Party shall be relieved of liability for failure of performance due to a claimed force majeure hereunder if such failure is due to causes arising out of its own negligence or to removable or remediable causes that it fails to remove or remedy with reasonable dispatch. If the performance of Contractor is delayed for force majeure for a period of thirty (30) consecutive days or more, Owner may terminate this Contract by notice to Contractor and Contractor shall be paid for all Work executed through the date of termination as per Schedule of Prices (Exhibit D) or Change Orders agreed, excluding any defective Work, and for Demobilization as specified in the Schedule of Prices (Exhibit D) or a pro rata portion thereof if a part of this Contract is terminated. In the event Owner does not terminate this Contract due to a force majeure, then (i) the time for performance or cure will be extended for a period equal to the duration of the force majeure, (ii) Contractor shall be reimbursed for all costs incurred pursuant to Section 29.3, and (iii) Contractor shall provide Owner with Contractor's plan to proceed under the terms of this Contract notwithstanding the force majeure.

28.2.1	Should any governmental agency intervene or suspend the Project due to Contractor's failure to complete Work in accordance with this Contract, Contractor agrees that it shall remain on the Project until such time as the governmental agency is satisfied with Contractor's performance. Any delays or suspensions related to Contractor's failure to perform shall not constitute a force majeure event.

29.0	SUSPENSION OR TERMINATION FOR CONVENIENCE

29.1	Owner reserves the right to suspend or terminate this Contract, or any part thereof, upon notice, at any time and for any reason it deems fit, including for its convenience (i.e., without cause). Such suspension or termination will be made in writing and may include the whole or any specified part of this Contract.

29.2	If during the Term Owner elects to terminate the Agreement for convenience, Owner will provide Contractor with 30 days' prior notice. The purpose of the specified thirty-day notice is to allow the Parties sufficient time for the Contractor to efficiently demobilize. For purposes of clarity, this Section 29.2 shall not prevent or restrict Owner from terminating the Agreement under Article 28 DELAYS AND FORCE MAJEURE.

29.3	As full compensation for suspension or termination for convenience, Contractor will be reimbursed for the following costs, reasonably incurred, in addition to compensation for Work executed, without duplication of any item, to the extent that such costs result from such suspension of the Work:

(a)	A standby charge to be paid to Contractor during the period of suspension which standby charge will be sufficient to compensate Contractor for keeping, to the extent required in Owner's notice of suspensions, its organization, labor, supervision and equipment committed to the Project in a standby status. Standby charges are limited to onsite costs only.

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(b)	All reasonable costs associated with the Demobilization as per schedule and reasonable costs associated with remobilization of Contractor's plant, forces and equipment to the extent required in the notice.

(c)	An equitable amount to reimburse Contractor for the cost of maintaining and protecting that portion of the Project upon which Work has been suspended.

29.4	Upon receipt of notice to resume suspended Work, Contractor will resume the suspended Work within a reasonable time to the extent of the resumption of Work required in the notice. If, as a result of any such suspension of the Work, the cost to Contractor of subsequently performing the Work is substantially increased or decreased, Owner will make an equitable adjustment in its payment for any remaining portion of the Work. Further, the time of performance of this Contract will be subject to extension as necessitated by the suspension, plus a reasonable additional period for remobilization. The Contract will, accordingly, be amended by a Change Order, provided, however, that any claim by Contractor for an adjustment hereunder must be asserted within thirty (30) calendar days after Contractor has determined its costs associated with performance of remaining portions of the Work. In the event any Work is suspended for a total period of ninety (90) consecutive days or more, Contractor shall have the right, but not the obligation, to terminate this Contract in which case Contractor shall be further compensated by Owner in accordance with the amounts set forth in the Schedule of Prices (Exhibit D) or as modified by any Change Order. Should Contractor elect such termination Contractor and Owner will use their best efforts to negotiate an equitable settlement beyond Demobilization as specified in Exhibit D. If Contractor and Owner fail to agree on an equitable settlement, payment to Contractor shall include the following:

(a)	Demobilization as specified in the Schedule of Prices (Exhibit D) or a pro rata portion thereof if a part of this Contract is terminated.

(b)	The cost of termination and settlement of subcontracts properly chargeable to the terminated portion of this Contract.

(c)	Payment for materials and supplies already obtained or ordered and non-cancellable on the effective date of Termination, including an additional 10% for warehousing, overhead and profit.

(d)	Contractor's billable cost for accounting, legal, clerical and other overhead, which billable cost shall not exceed 10% of the total of all other costs incurred through the effective date of Termination exclusive of the costs enumerated in Sections 29.4 (a) through (d) inclusive; but Contractor shall not be paid and no claims shall be made for special or consequential damages including loss of anticipated profit due to such termination.

29.5	In case of termination for the Owner's convenience, the Owner fully releases the Contractor of any and all obligations and liabilities and Contractor shall be entitled to the same right to compensation upon termination as set out in Section 29.4 where Contractor elects to terminate.

30.0	TERMINATION FOR CAUSE

30.1	If either Party shall become bankrupt or insolvent, or if either Party has reasonable grounds to believe that the other Party is bankrupt or insolvent or unable or unwilling to pay its debts as they become due, including but not limited to payment for the Work performed under this Contract, the affected Party may terminate for cause all or part of this Contract and/or its further obligations to perform hereunder, as such affected Party may elect. The Party requesting such termination for cause shall deliver a Notice of Termination for Cause explaining the basis for such termination and request the Party in default cure the default with ten (10) days from the date the Notice of Termination for Cause is received. If the Party receiving the Notice of Termination for Cause, within a period of 10 days after delivery of such notice, fails to failure to cure such default during the 10-day period, or if cure cannot reasonably be completed in 10 days commencing to cure such default and diligently completing such cure thereafter in accordance therewith, the Party declaring that a default has occurred may terminate the Contract.

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30.2	If, for any reason other than force majeure or as a result of action or inaction by Owner or those for whom Owner is responsible at law, Contractor fails to commence the Work within the time specified and prosecute it continuously with sufficient properly skilled workmen and equipment to ensure its completion within the specified time, or fails to perform the Work in the manner required by this Contract, or fails to carry on Work in a reasonably acceptable manner, or defaults in any of the obligations herein, Owner may elect to give notice in writing of such default, specifying the same and the corrective steps to be taken. If Contractor, within a period of 10 days after delivery of such notice, fails to cure such default during the 10-day period, or if cure cannot reasonably be completed in 10 days commencing to cure such default and diligently completing such cure thereafter in accordance therewith, Owner may terminate Contractor's right to continue with the Work and may complete it with its own forces, contract with third parties for its completion, or use such other measures as in Owner's opinion are necessary for completion in accordance with this Contract. Selection of another contractor(s) for the purpose of completing the Work shall be in Owner's sole discretion, and not necessarily by the lowest bid(s). The foregoing notwithstanding, under this agreement "Cause" shall specifically, include but not be limited to, Contractor failing to meet the production schedule due to causes within Contractor's control by more than 10% of scheduled production in any one quarter or 15% of scheduled production in any one month as compared to the approved production schedule, unless such change in schedule was agreed by Owner.

30.3	Intentionally left blank.

30.4	In the event of termination for cause by Owner under Sections 30.1 and 30.2, and except as otherwise provided in this Contract:

(a)	Owner shall be entitled to deduct from any and all monies owing to Contractor hereunder damages for additional expenses caused by or arising out of breach of warranties and guarantees hereunder by Contractor, or of any other default by Contractor;

(b)	If the expense of finishing the Work by the owner in accordance with 30.2 exceeds the pricing that would have been paid to Contractor hereunder had it completed such Work, Contractor shall promptly pay the difference to Owner; and

(c)	Contractor shall not be entitled to receive any further payment until the Work is finished and any such payments shall exclude all Claims and Contractor shall not be entitled to any claims for special or consequential damages, including loss of anticipated profit due to such termination.

30.5	No settlement payment will be made to Contractor hereunder, until Contractor has submitted:

(a)	A final statement supported by vouchers; and

(b)	A full Release and Waiver of Claim form or other evidence reasonably satisfactory to Owner that Contractor has paid for all labor, materials, equipment, services, subcontracts, applicable taxes and other costs and assessments payable by Contractor in connection with the Work it performed under this Contract.

30.6	Failure of Owner to exercise any of the rights given under this Section shall not excuse Contractor from compliance with the provisions of this Contract nor prejudice in any way Owner's right to exercise any such rights in respect to any subsequent failure by Contractor.

30.7	Upon termination of this Contract by Owner for cause under Sections 30.1, 30.2 and 30.3 it is agreed:

(a)	That the obligation of Contractor shall continue as to Work already performed and to materials furnished, and, as to bona fide obligations assumed by Contractor prior to the date of termination.

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(b)	That Contractor shall be entitled to compensation for Work already performed, including material for which it has made firm contracts, it being understood that Owner shall be entitled to that material.

30.8	Upon termination of this Contract by Contractor for cause under Section 30.1, Contractor shall be entitled to the same right to compensation as set out in Section 29.4 for termination for Owner's convenience.

30.9	In the event of termination for cause by either Party, written notice will be given to the Party that caused the termination by means of certified letter addressed to the Party being terminated at the address set forth in this Contract. Subject to the directions set forth in the termination notice, Contractor shall immediately discontinue Work and the placing of orders for further services, material and equipment and shall, as directed, effect cancellation of all existing orders and subcontracts and thereafter perform only such Work as may be necessary to preserve and protect the Work already in progress for a period not exceeding fourteen (14) days from the date of the termination notice.

30.10	The termination provision set forth in this Article shall be concurrent with and in addition to, without prejudice to, and not in lieu of, or in substitution for, any other rights or remedies at law or in equity which Owner or Contractor may have for the enforcement of its rights under this Contract and its remedies for any default of the other Party under the conditions hereof.

31.0	CLAIMS, GARNISHMENTS AND ATTACHMENTS

31.1	In the event of any Claim, attachment or garnishment against Owner and to the extent caused by or resulting from the action or inaction of Contractor, and assuming Owner is not in breach of its payment obligations to Contractor hereunder, Owner shall have, in addition to any other rights under this Contract, the right to take one or more of the following actions, provided, however, that Owner has given Contractor written notice and a reasonable time period in which to discharge any such Claim, attachment or garnishment:

(a)	To set off a counterclaim against Contractor or any garnish, claimant or other person or entity with respect to the amount involved, notwithstanding the fact that such set off or counterclaim may arise out of a transaction or occurrence unrelated to this Contract, whether it occurs or arises before or after the date of such garnishment, claim or notice thereof;

(b)	To recover in whole or in part as Owner may elect from Contractor or out of any amount claimed, attached or garnished or out of any amount therefor or thereafter owed to Contractor all damages, costs, and expenses reasonably incurred in relation to such claim, garnishment or attachment, including court costs and reasonable attorney's fees;

CONTRACT MINING AGREEMENT	24

(c)	To withhold any and all amounts claimed, attached or garnished until it is certain in its sole judgment to whom such funds should be paid and without liability on the part of Owner in any event to pay such sum;

(d)	To exercise each and every right stipulated in this Contract including the right to withhold; and

(e)	To require as a condition of payment a full and complete release in favor of Owner, in form and substance reasonably satisfactory to Owner, from each and every person or entity which in Owner's judgment, acting reasonably, may be a claimant to such payment or any other payment therefor or thereafter paid or due to Contractor.

31.2	Contractor shall have the option to post a bond with the appropriate party, as determined by Owner, in the amount of the Claim, garnishment or attachment to avoid Owner making payments or settlements which are disputed.

32.0	INTELLECTUAL PROPERTY; TITLE TO MATERIALS

32.1	Contractor owns or has the right to use all patents, trademarks, copyrights, or other proprietary rights, and has procured any necessary licenses or agreements for equipment, materials, methods, processes, or systems comprising the Work. Contractor shall not incorporate into any part of the Work any materials, methods, processes or systems which involve the use of any proprietary information which Contractor does not have the right to use or which may result in Claims or suits against Owner for claims of infringement. If all or any part of the Work is enjoined or a claim of infringement (whether actual or threatened) is made or brought with respect to all or any part of the Work, Contractor, at its expense, shall at Owner's election either procure for Owner the right to continue to use or sell same or replace same with non-infringing materials and/or equipment of a grade and quality to meet all specifications for their required use.

32.2	The title to water, soil, rock, gravel, sand, minerals, timber and any other materials developed or obtained in the excavation or other operations of Contractor or any of its Subcontractors at the Project is hereby expressly reserved by Owner. Neither Contractor, its Subcontractors, nor any of their representatives or employees shall have any right, title, or interest in said materials nor shall they assert or make any claim thereto. Contractor may, at the sole discretion of Owner except as otherwise provided in this Contract, be permitted to use in the Work any such materials which meet the requirements of this Contract.

33.0	LOCAL LABOR/SUPPLIERS

33.1	Insofar as it is not inconsistent with the other provisions of this Section, Contractor shall give preference to local labor and local suppliers, as far as is reasonable, practicable, and cost effective for Contractor to do so.

34.0	SECURITY AND CONFIDENTIALITY

34.1	Entrance onto the Site by Contractor's employees and all other persons will be subject to strict Site security rules and Contractor hereby agrees to comply and to cause strict compliance therewith by its Subcontractors. Contractor shall deny all visitors' access to the Site, unless properly cleared in advance in writing with Owner. Without limiting the foregoing, Contractor shall request Owner's approval before conducting any Site tours. All visitors to the Site must wear accepted personal protective gear and have all applicable MSHA or other required training. No employee of Contractor or any visitor allowed access to the Site by Contractor may take any photographs or videos at the Site unless expressly authorized by Owner to do so. Owner shall be provided copies of any authorized photographs or videos of the Site.

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34.2	Contractor shall obtain authorization from Owner to enter the Site with trucks and other vehicles and shall use only the entrances designated by Owner for the use of contractors employed on the Project.

34.3	Contractor shall require its employees and the employees of its Subcontractors to, at all times while on the Site, wear such identification as may be required by Owner and furnished by Contractor. Contractor or its Subcontractors will ensure all vehicles entering Site must be identified with Contractor's or Subcontractor's logo on vehicles.

34.4	Publicizing the Work, or any part thereof, without prior written approval by Owner, in the form of public announcements, advertisements, or publications, either verbal or in any other manner, is prohibited.

34.5	Contractor and Subcontractors (if any) shall provide buses or vans to transport their employees on site, as personal vehicles will not be allowed on the Site.

34.6	Each Party agrees to receive and maintain all Confidential Information of the other Party in the strictest confidence and shall not disclose Confidential Information of the other Party in any manner whatsoever and shall not use the Confidential Information of the other Party, directly or indirectly, for any purpose whatsoever, other than in connection with the Work and this Contract. If a Party hereto is required by law to disclose any of the Confidential Information of the other Party, such disclosing Party shall provide the other Party with a prompt notice so that such other Party may seek either a protective order or other appropriate remedy. In the event such protective order or other appropriate remedy is not obtained, the disclosing Party shall furnish only that portion of the Confidential Information of the other Party which in the reasonable opinion of its counsel is legally required.

34.7	Each Party may only disclose the Confidential Information of the other Party to its employees, officers, directors or advisors associated with the Project who have a need to know the Confidential Information. Each Party agrees to be responsible for any breach of this Article 34 by any person to whom it has provided the Confidential Information.

34.8	For the purposes of this Article, "Confidential Information" means all information of a confidential nature (including information in writing or transmitted or acquired orally, visually or by other means) which the Party, directly or indirectly, acquires from the other Party, including any information concerning or relating to a Party or the Project, including their respective business affairs, financial position, assets, operations, activities, prospects or trade secrets, together with all analyses, evaluations, compilations, notes, studies, but shall not include:

1.	information which is or becomes available to the public, other than as a result of disclosure by a Party or its employees, officers, directors, advisors, agents or subcontractors;

2.	information which a Party can prove was, at the time of disclosure, already in the possession of the such Party on a non-confidential and lawful basis; or

3.	information that is rightfully received by a Party from a third party, without such Party's knowledge, after due inquiry, of a breach of confidentiality agreement or other obligation of secrecy by such third party.

CONTRACT MINING AGREEMENT	26

35.0	HYGIENE, FIRST AID AND SAFETY

35.1	Contractor agrees to comply with, at the minimum, Owner's Health and Safety Policy as stated in Exhibit H and as amended from time to time, all safety provisions put into effect for the Project by Owner, and with all applicable requirements and regulations of regulatory bodies. Should there be any difference between the requirements of Applicable Laws and Owner's Health and Safety Policy, the more stringent requirement shall be adopted. Regarding, health and safety, Contractor must abide by MSHA standards and any additional safety standards provided to Contractor that Owner may, from time to time, implement.

35.2	In the event a situation occurs wherein life or valuable property are in apparent imminent danger, Contractor is hereby authorized upon its discovery of such condition and without further special instructions from Owner to act at its own discretion to prevent injury to persons or damage to property.

35.3	Contractor bears responsibility under the law for the safety of its own personnel employed on the Project Site and for persons entering the Site as agents or visitors of Contractor. Contractor shall, within 15 days of the Effective Date, and in, any case before commencement of any Work, provide Owner with a written Health, Safety and the Environment program ("Contractor HS&E Program") for mine operations. The Contractor HS&E Program shall not be final until approved in writing by Owner. Owner shall use its commercially reasonable efforts to approve, if sufficient, or to provide comments on the Contractor HS&E Program within 10 days after its receipt thereof. Any changes in the Contractor HS&E Program shall be submitted to Owner for approval. Such review and approval shall not relieve Contractor of its responsibility for occupational health and safety or its obligations to undertake any action that may be necessary or required to establish and maintain healthy and safe working conditions on the Site.

35.4	Contractor shall notify Owner's representative immediately of any safety incident or accident that results in equipment damage, death or injury to any employee, or has the potential to create harm to any employee. Contractor shall cooperate fully with Owner in any incident investigation that Owner, in its discretion, desires to conduct with respect to any safety incident or accident of which it is notified. Contractor shall furnish Owner's representative with a detailed written report of all safety incidents or accidents no later than 24 hours after the time of said incident or accident. Contractor shall provide Owner with a monthly detailed report of all such incidents or accidents - including corrective actions associated with each incident or accident that have been corrected or are in the process of being corrected. In the event Contractor receives notice that an inspection by any governmental authority will occur or is occurring, Contractor shall immediately provide notice to Owner in order that Owner's representative may be present. Contractor shall supply Owner copies of all inspection reports by respective regulatory agencies and Contractor's communications to regulatory agencies regarding correction of deficiencies.

35.5	Contractor shall provide Owner written copies of the jointly approved Work procedures (i.e. blast and dump procedures for example) that are communicated to its employees in order that Owner's personnel follow proper procedures.

35.6	Contractor shall designate in writing a competent employee, acceptable to Owner, as Contractor's "Safety Representative" for the Project. The Safety Representative shall be responsible, on behalf of Contractor, for implementing, communicating, and enforcing Contractor's HS&E Program to Contractor's personnel and to Subcontractors and their personnel. Contractor's Safety Representative is to be a fulltime staff person dedicated to occupational health and safety with respect to the Project only.

35.7	Contractor's onsite plant, facilities and structures and work practices, including those facilities for which Contractor has been given the privilege to use by Owner, will undergo regular safety audits by Owner. Contractor will make available, upon request, such senior management personnel as required by Owner to assist with and participate in any such audit. The result of such audits will be supplied to Contractor. Within 48 hours of receiving such results, Contractor shall provide a schedule to Owner in order to comply with the corrective actions required from the audit.

CONTRACT MINING AGREEMENT	27

36.0	ENVIRONMENTAL RESPONSIBILITIES

36.1	Contractor shall comply with Owner's Environmental Policy as stated in Exhibit I and as it may be amended from time to time and provided to Contractor.

36.2	Contractor shall ensure that its supervisory personnel on the Site are familiar with the relevant provisions of Owner's Environmental Policy, all applicable Environmental Laws and requirements (including the provisions of relevant permits, licenses or other authorizations issued with respect to the operation) relating to the conduct of operations, protection of the environment, health and safety and progressive reclamation of the Site and shall ensure that all such provisions are complied with by all its personnel engaged in operations hereunder.

36.3	If Contractor or any Subcontractor wishes to erect any temporary plant structures and/or facilities, then Contractor shall submit such plans, specifications and/or descriptions to Owner for approval. The submission of such plans shall be done in a timely manner so as to allow adequate time for Owner to review the proposals.

36.4	Except as required for performance of the Work in accordance with this Contract, Owner may in its sole discretion, approve all information submitted as provided in Section 36.3 prior to construction and/or installation commencing. Any such construction and/or installation done by Contractor prior to receiving Owner's approval is at Contractor's own risk. Any resulting modifications to the proposed structures and/or installations requested by Owner, due to neglect of Contractor, shall be at Contractor's cost.

36.5	When Contractor has completed construction of new structures and/or installations, said structures or installations shall be subject to an environmental audit. The results of such audits shall be made available to Contractor. Rectification of any defects found shall be at Contractor's cost.

36.6	Contractor's onsite plant, facilities and structures and work practices, including those facilities for which Contractor has been given the privilege to use by Owner, will undergo regular environmental audits by Owner. Contractor will make available, upon request, such senior management personnel as required by Owner to assist with and participate in any such audit. The result of such audits will be supplied to Contractor. Within 48 hours of receiving such results, Contractor shall provide a schedule to Owner in order to comply with the corrective actions required from audit.

36.7	Contractor shall at all times minimize the potential for contamination of soils, vegetation, surface and ground water. Specifically Contractor shall ensure compliance with all Applicable Laws and:

(a)	Maintain appropriate containment facilities, and construct such as required to the satisfaction of Owner for all petroleum products, chemicals and other hazardous or contaminant material, as may be determined by Owner and stored onsite by Contractor.

(b)	Train and instruct all personnel employed by, contracted with, or acting as agent for Contractor in the safe use, transport and storage of all such petroleum products, chemicals and other hazardous or contaminant materials to the satisfaction of Owner.

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(c)	Ensure that Contractor's containment facilities and incorporated spill collection devices are at all times functional such that any and all spills shall not violate any Environmental Laws or contaminate, pollute or otherwise degrade the environment to the extent that the legal obligations of Owner are compromised or contradicted.

(d)	Develop specific Emergency Response and Remediation (ERR) Criteria in the event that a spill may occur in connection with the Work. The ERR Criteria are to be to the satisfaction of Owner.

(e)	If, in the opinion of Owner, Contractor fails to take appropriate action in regard to any faults, defects or incorrect operation of such containment facilities, Owner may take any steps it reasonably deems necessary to correct such faults, defects or incorrect operation. Owner may back-charge Contractor any costs incurred to implement said steps, as provided in Article 25.

(f)	Maintain and regularly update, to the satisfaction of Owner, a full register of materials, volumes of materials and location of materials within the containment facilities.

(g)	Operate equipment, machinery, tools and other devices in such a manner as to comply with Owner's Environmental Policy.

(h)	Notify Owner of any and all spills of petroleum products, chemicals and other hazardous or contaminant materials as provided in Section 13.2 of the Contract Specifications (Exhibit A).

36.8	Contractor shall be responsible for and will pay all costs, subject to Contractor's limit of liability, in connection with all investigations, studies, cleanup, corrective response, removal action or remedial action required by any governmental entity, court or agency, or by any Applicable Laws in effect for Contractor's (and any Subcontractor's) bringing on Site, generating, storing, or releasing of Contractor's solid wastes or hazardous wastes, substances, or materials, failure to report any such release or generation, failure to have obtained permits or other authorization that Contractor is required to obtain in connection with the Work (but specifically excluding any permits and authorizations that Owner 1s required to obtain), or failure to comply with the requirements of this Contract.

36.9	Contractor shall comply with all commitments made by Owner in the "permit conditions" set forth in the documents listed in Attachment 4 to the Contract Specifications (Exhibit A), to the extent related to the Work, except for such commitments for which Contractor has no control.

36.10	Contractor must comply with all other environmental regulatory permits and any additional environmental standards that Owner may, from time to time, implement, provided that such are promptly communicated to Contractor.

36.11	Contractor shall notify Owner's representative immediately of any environmental spill, incident or accident. Contractor shall cooperate fully with Owner in any incident investigation that Owner, in its discretion, desires to conduct with respect to any environmental spill, incident or accident of which it is notified. Contractor shall furnish Owner's representative with a detailed written report of all environmental spills, incidents or accidents no later than 24 hours after the time of said incident or accident. Contractor shall provide Owner with a monthly detailed report of all such spill, incidents or accidents - including corrective actions associated with each spill, incident or accident that have been corrected or are in the process of being corrected. In the event Contractor receives notice that an inspection by any governmental authority will occur or is occurring, Contractor shall immediately provide notice to Owner in order that Owner's representative may be present. Contractor shall supply Owner copies of all inspection reports by respective regulatory agencies and Contractor's communications to regulatory agencies regarding correction of deficiencies.

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37.0	MAINTENANCE AND CLEAN-UP OF FACILITIES; GARBAGE AND TRASH DISPOSAL

37.1	Contractor shall keep all working areas free of all debris. Upon leaving any area, Contractor shall remove all rubbish and unused materials.

37.2	Contractor will reduce the visual impact of the Work by promptly disposing of trash and other debris generated in its operations in a manner approved by Owner. Supplies, including usable scrap steel, pipe, etc., will be stored and sorted in an organized and neat manner.

37.3	Waste materials generated by Contractor in the execution of the Work, such waste waters, chemicals and containers shall be recycled either onsite or offsite in compliance with Applicable Laws and Owner's Environmental Policy. Owner will be responsible for disposing of all hydrocarbon waste (other than material contaminated from any spill), chemicals and aerosol cans, offsite. All inert debris, paper, metal, wood, etc. products will be allowed into Owner Dumpsters.

37.4	Contractor agrees to pick up all surface material, soil, or trash contaminated from any oil spill and confine it to an Owner approved and designated area. Contractor will be back-charged with the full cost and expense of removing all contaminated material resulting from any spill to the appropriate offsite location and disposing of same in compliance with Applicable Laws and Owner's Environmental Policy, to the extent such spill was caused by Contractor.

37.5	On completion of the Work, Contractor shall leave the Site clean and orderly, and free of all equipment, waste materials, and rubbish. All trash and scrap shall be handled in accordance with Applicable Laws and subject to Owner's approval.

37.6	Contractor shall not dispose of any hazardous substance, pollutant or contaminant except m strict compliance with Applicable Laws and subject to Owner's approval.

38.0	MATERIAL AND MATERIAL CONTROL

38.1	Contractor will control and handle all materials which it will install or use at the Site, including any such materials provided by Owner. Control and handling shall include, but not be limited to, receipt and offloading of material, its temporary storage and protection, and the transfer of material from points of unloading to points of installation.

38.2	Contractor will store, handle and protect any material purchased by Contractor before Contractor's use of such material on Site.

38.3	Contractor shall be solely responsible for the cost of repair or replacement of any of its materials or Owner's materials being used by Contractor that are lost, stolen or damaged that are not covered by insurance maintained by either Owner or Contractor.

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39.0	TAXES

39.1	Unless otherwise specified in this Contract, all taxes which Contractor may be required to pay or collect are for the account of Contractor and shall be deemed to be included in the Contract Price or Contract Unit Prices, whether or not such taxes are required to be separately stated.

39.2	Any and all taxes assessed against buildings and personal property brought onto the Site by Contractor for its convenience in the execution of the Work are for Contractor's account.

40.0	INDEMNITY; WAIVER OF CONSEQUENTIAL DAMAGES; LIMITATION OF LIABILITY

40.1	As used in this Article 40: (i) "Claims" means suits, actions, legal or administrative proceedings, claims, causes of action, demands, damages or every kind and type, liabilities, fines, penalties, losses, costs and expenses, including costs of defense and attorneys' fees and including claims for any bodily injury, death or damage to property, (ii) references to "Owner Group" shall include Owner, and each of its parent, partners, subsidiaries, affiliates, joint ventures, co-owners, contractors, and any and all of their respective directors, officers, employees, agents, invitees, and representatives, and (iii) references to "Contractor Group" shall include Contractor and each of its parent, partners, subsidiaries, affiliates, joint ventures, co-owners, subcontractors, and any and all of their respective directors, officers, employees, agents, invitees, and representatives.

40.2	Contractual Indemnity:

40.2.1	To the fullest extent permitted by law, Contractor shall protect, indemnify, defend and hold Owner Group harmless from and against any and all Claims occurring in the course of or in connection with the Work, however arising; but only to the extent caused in whole or in part by or resulting from Contractor's breach of this Contract, or the negligent acts or omissions or willful misconduct of Contractor Group. Nothing in this provision shall be construed to provide indemnification to Owner Group for Claims to the extent caused in whole or in part by or arising out of Owner Group's (other than Contractor's) negligent acts or omissions, or willful misconduct or breach of Contract by Owner. Such indemnification and hold harmless obligation shall include reasonable attorney's fees and other costs and expenses of defending any such Claim. Owner Group shall have the right to participate in or assume the defense for, and defend, any Claim covered by this Section, and in such event shall do so at its sole expense and shall bear all other costs and expenses related thereto.

40.2.2	To the fullest extent permitted by law, Owner shall protect, indemnify, defend and hold Contractor Group harmless from and against any and all Claims occurring in the course of or in connection with the Work, however arising; but only to the extent caused in whole or in part by or resulting from breach of Contract by Owner, or the negligent acts or omissions, or willful misconduct of the Owner Group. Nothing in this provision shall be construed to provide indemnification to the Contractor Group for Claims to the extent caused in whole or in part by or arising out of the Contractor Group's negligent acts or omissions, or willful misconduct or breach of Contract by Contractor. Such indemnification and hold harmless obligation shall include reasonable attorney's fees and other costs and expenses of defending any such Claim. Contractor Group shall have the right to participate in or assume the defense for, and defend, any Claim covered by this Section, and in such event shall do so at its sole expense and shall bear all other costs and expenses related thereto.

40.3	Subject to the limitations provided in Section 40.6, Contractor further agrees to indemnify and hold harmless and defend the Owner Group against Claims by Contractor's employees based on a theory that they are borrowed servants of Owner, or based on a theory of Owner's negligence in its failure to supervise or control their actions as their employer, including employee related claims of breach of any requirement imposed by applicable employment or workers compensation regulations.

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40.4	Contractor's obligations contained herein shall survive Owner's Final Acceptance of the Work and termination of the Contract except as otherwise provided in the Contract.

40.5	Waiver of Consequential Damages. Notwithstanding any provision of this Contract to the contrary, neither Party shall be liable to the other Party for any special, incidental, indirect or consequential loss or damage of any kind whatsoever, including without limitation any claim, loss or damage arising from loss of use, loss of profit, lost revenue, business interruption, or otherwise.

40.6	Limitation of Liability. Notwithstanding any provision of this Contract to the contra1y, Contractor's maximum aggregate liability under this Contract to Owner Group, and the obligations of Contractor to defend, indemnify, and hold harmless them from and against any and all Claims and liability of any kind whatsoever, whether as a result of breach of contract, tort (including without limitation, negligence and nuisance), strict liability, or any other legal theory, and whether arising (a) before or after the completion of the Work, or (b) out of, connected with or resulting from the Work, shall be limited to Fifteen Million Dollars ($15,000,000).

41.0	CONTRACTOR'S INSURANCE

41.1	Within five (5) days of signing of this Contract, and in any event prior to mobilization to the Site, Contractor shall submit all certificates of insurance required under this Article. Contractor shall not move onto the Site until all specified insurance coverage has been obtained by Contractor and provided to Owner.

41.2	Contractor, prior to the commencement of any Work under this Contract, shall purchase, and until completion of the Work or any earlier termination of this Contract, maintain insurance with respect to Contractor's operations under this Contract, whether such operations be performed by himself or by any Subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable.

41.3	The insurance required under this Article shall be written for the limits of liability specified in this Contract as follows. Said insurance shall be from insurance carriers with an AM Best rating of A- VIII.

41.3.1	Insurance for liability under the worker's compensation or occupational disease laws of the jurisdiction in which the Work is performed or is otherwise applicable with respect to persons performing Work hereunder and Employer's liability insurance covering all claims by or in respect of the employees of Contractor, providing:

(a)	Coverage for the statutory limits of all claims under the applicable worker's compensation act or acts. Contractor shall also provide to Owner Group a waiver of all subrogation rights with respect to losses paid under the worker's compensation or Employer's Liability coverage. Contractor shall also require its Subcontractors to provide such worker's compensation insurance with applicable waiver of subrogation rights.

(b)	Employer's Liability insurance with an inclusive limit of US $1,000,000.

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41.3.2	Commercial General Liability insurance on an occurrence basis with an inclusive limit of US $1,000,000 per occurrence and $2,000,000 aggregate. A combination of primary and excess policies to achieve said limits will be acceptable, and to include:

(a)	Contractor coverage for ongoing and completed operations, blanket contractual liability, independent contractors, explosion, collapse, subsidence and underground hazards and broad form property damage. Coverage must include sudden and accidental pollution coverage on and offsite, of which coverage can be obtained through a separate pollution liability policy.

(b)	To the extent of the risks and liabilities assumed under this Agreement, Contractor will also furnish a standard endorsement to its Commercial General Liability policy including Owner Group additional insureds under said policy with such additional insured coverage including coverage for the concurrent negligence of the additional insured and not being restricted (1) to "ongoing operations," or (2) to coverage for vicarious liability. The policy must also contain cross-liability and severability of interest clauses. Policies should also be primary and non-contributory of any other available insurance and provide a full waiver of any and all rights of subrogation.

(c)	The policy deductible must not exceed $500,000 per occurrence unless a higher deductible is agreed to in writing by Owner prior to commencement of Work.

41.3.3	Commercial automobile liability insurance covering all automotive equipment used in the operations, with an inclusive limit of US $1,000,000 per occurrence involving personal injuries, death and/or property damage. A combination of primary and excess policies to achieve the US$1,000,000 limit will be acceptable. Policy should also be primary and non-contributory of any other available insurance and provide a full waiver of any and all rights of subrogation. The Policy shall include an MCS-90 filing/endorsement and the endorsement ISO CA9948 Pollution Liability- Broadened Coverage for Covered Autos. Contractor has the right to maintain at its own expense any additional kinds of insurance or increase limits above those set forth in this Article.

41.3.4	Umbrella Liability on a following fo1m basis or at least as broad as underlying with a limit per occurrence and aggregate as indicated below, to apply excess of all underlying coverages referenced above under sections 41.3.2, and 41.3.3. The limit for Umbrella Liability Coverage shall be $15,000,000.

41.3.5	Contractor will permit no Subcontractor to enter upon or continue the performance of the Work unless such Subcontractor is and remains insured in accordance with requirements which shall be specified by Contractor in Subcontractor agreements, with insurance limits as determined by Contractor. Contractor shall indemnify and defend Owner Group for any loss suffered by it for Contractor's failure to require any such Subcontractor to be so insured subject to the indemnification provisions of this Contract.

41.3.6	Certificates of insurance or other evidence of insurance acceptable to Owner (the "Certificates of Insurance") shall be filed with Owner prior to the commencement of the Work. The Certificates of Insurance shall contain a provision that coverage afforded under the policies will not be cancelled without a notification of Owner in accordance with policy provisions. Contractor shall provide Owner (30) days written notification of any material change or impairment of the insurance coverage required in this Section.

41.3.7	The compliance by Contractor with insurance requirements in this Section shall not relieve Contractor from liability under any indemnification or other provisions of this Contract. Contractor shall also provide and procure insurance policies covering loss, damage and destruction associated with Contractor's own property, equipment and temporary structures used in conjunction with its Work.

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41.3.8	Contractor shall be obligated to pay for all insurance deductibles and self-insured retentions required under all insurance policies required under this Contract to the extent of its liability assumed under the Contract.

42.0	NOTICES

Written notice or demands shall be deemed to have been given when received by the representative named below or his duly appointed successor and personally delivered or sent by registered mail, or private courier overnight service.

Notices to Owner shall be addressed to:

Walker Lane Minerals Corp.

415 Hey 95A Ste K-1101

Fernley, Nevada 89408

Attention: Robert Cassinelli, General Manager

Copy to: Gold Resource Corp., 2000 S. Colorado Blvd. Suite 10200, Denver, CO 80222

Notices to Contractor shall be addressed to:

Ledcor CMI Inc.

5370 Kietzke Lane, Suite 204

Reno, Nevada 89511

Attention: Jeff Larson, General Manager

Copy to: Legal Department: 6405 Mira Mesa Blvd, Suite 100, San Diego, CA 92121

43.0	INTEGRATION

This Contract embodies the entire agreement between Owner and Contractor. Contractor and Owner represent that in entering into this Contract, it does not rely on any previous oral, written or implied representation, inducement or understanding of any kind or nature.

44.0	NON-WAIVER OF DEFAULT

Any failure by Owner or Contractor at any time or from time to time to enforce or require the strict observance and performance of any of the terms and conditions of this Contract shall not constitute a waiver of such terms or conditions, and shall not affect such terms or conditions in any way, nor shall it affect or impair the right of either Party at any time to avail itself of such remedies as it may have for any breach or default of such terms and conditions.

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45.0	ASSIGNMENT

45.1	This Contract is for the personal services of Contractor in completing the Work, and Contractor may not assign this Contract, Contractor's right to monies coming due under this Contract, or Contractor's duty under this Contract. In the event Owner approves such assignment, Owner may require a hold harmless agreement, a full release and indemnity, and a bond satisfactory to Owner from Contractor.

45.2	Contractor acknowledges and agrees with Owner that, without the consent of Contractor, (a) Owner may pledge, transfer or otherwise assign any or all right, title and interest in and to this Contract to any lending institution or trustee therefor in support of :financing for the Project, and (b) Owner may transfer or otherwise assign any or all right, title and interest in and to this Contract to any entity owned in whole or in part by Owner, or to any entity owning directly or indirectly a majority interest in Owner, provided that in the case of clause (a) and (b) the assignee specifically assumes in writing all obligations toward Contractor hereunder.

46.0	GOVERNING LAW

This Contract shall in all respects be interpreted and governed by the laws of the United States of America, and the State of Nevada.

47.0	FAMILIARITY WITH CONTRACT WORK

Contractor acknowledges that it has become familiar with all ordinances, rules, laws and regulations, and readily observable site conditions, including the topography and surface conditions at the Site. Contractor is familiar with the Site and has taken all actions that a reasonable and prudent person engaged in services of a similar nature would take to become informed regarding all reasonably anticipated and expected conditions which during the performance of the Work could affect the performance of the Work to the extent under Contractor's control. If Contractor encounters conditions at the Project that are materially different than the conditions set forth in any Project information provided by Owner to Contractor, or that Contractor believes may interfere with or impede the performance or cost of the Work, Contractor shall promptly inform Owner of such conditions. In addition, Contractor is familiar with the proximity of the Work to human habitation and inherent problems pertaining to safety, blasting, dust control, and noise control required by this Contract and Applicable Laws.

48.0	COMMUNITY RELATIONS

Contractor shall implement rules of conduct for their employees. Such rules of conduct shall prohibit Contractor's employees, whether on duty or off duty, from negligently or intentionally taking actions or making statements that reasonably would be expected to harm Owner's reputation.

49.0	SEVERABILITY

The partial or complete invalidity of any one or more provisions of this Contract shall not affect the validity or continuing force and effect of any other provision.

50.0	TITLES AND GROUPINGS

The titles given to the articles are for ease of reference only and shall not be relied upon or cited for any other purpose.

CONTRACT MINING AGREEMENT	35

51.0	INCORPORATION OF EXHIBITS; CONFLICTS

51.1	All exhibits attached to this Contract, together with all attachments thereto, are hereby incorporated as a part of this Contract by reference, to the same extent as if they were fully set forth herein.

51.2	Should there be any conflict between the text of this Contract and any of the exhibits hereto, the terms of this Contract shall control. Also, the Contract Specifications (Exhibit A) shall control over the Design Drawings (Exhibit B).

52.0	JOINT DRAFTING

The Parties expressly agree that this Contract was jointly drafted, and that both Parties had opportunity to negotiate its te1ms and to obtain the assistance of counsel in reviewing its terms prior to execution. Therefore, this Contract shall be construed neither against nor in favor of either Party, but shall be construed in a neutral manner.

53.0	FURTHER ASSURANCES

Each Party shall execute such further documents, papers and instruments, and take such further action as is necessary or appropriate as the other Party hereto may reasonably request in order to carry out the purposes, intent and spirit of this Contract. Whenever this Contract requires or allows for or requires the other Party's approval, acceptance, satisfaction, consent, opinion, or that any similar determination be made or given, and where this Contract authorizes a Party to provide directions, instructions, authorizations, its discretion or similar directives to the other Party, all such matters shall be conducted in good faith and shall require each Party to act reasonably.

54.0	COUNTERPARTS

The Parties may execute this Contract in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

55.0	Not applicable

56.0	NO HIRING OF CURRENT OR FORMER EMPLOYEES. Owner and Contractor agree that each will not knowingly or unknowingly hire a current or former employee of the other during the Term of this Agreement and for a period of six (6) months thereafter, unless the parties mutually otherwise agree in writing.

CONTRACT MINING AGREEMENT	36

57.0	EXHIBITS AND ATTACHMENTS

The following Exhibits and Attachments referenced therein are an integral part of the Contract and are made part of the Contract by this reference:

Executed by the Parties as of the day and year first above written.

CONTRACTOR: LEDCOR CMI Inc.

By:	/s/ Randy Daggitt
Name: Randy Daggitt
Title: Senior Vice President
Date: November 16, 2018

OWNER: WALKER LANE MINERALS CORP.

By:	/s/ Jason Reid
Name: Jason Reid
Title: CEO/President
Date: November 16, 2018

CONTRACT MINING AGREEMENT	37

EXHIBIT A

to

Contract Mining Agreement

CONTRACT SPECIFICATIONS AND SCOPE OF
WORK

Exhibit A Consists of the Following:

•	Sections 1 through 19
•	Attachment 1 - Schedule of Performance
•	Attachment 2 -List of Contractor's Supervisory Personnel and Organizational Chart
•	Attachment 3 - List of Documents Comprising Plan of Operations

CONTRACT MINING AGREEMENT Contract Specifications - Exhibit A	1 of 17

1.0	INTRODUCTION

1.1	These Contract Specifications and Scope of Work define the Scope of Work and establish the responsibilities of Contractor and Owner as related to the performance of the Work.

1.2	Capitalized words used herein and not otherwise defined shall have the meanings given in the Contract.

1.3	Owner reserves the right to revise the Work or add to or delete from the Work at any time as conditions of the Project may require. Such revision, if required, will be effected by Change Order(s) signed by Owner and Contractor.

1.4	The Project is located approximately 7 miles north of the city of Luning, Mineral County in the state of Nevada, USA.

1.5	Access to the Project from Luning is via paved Highway 361, then approximately 1 miles west on gravel road.

1.6	All references herein to terrain, climate and weather conditions, soil cover and bedrock characteristics are general information only and if any conditions at the Site are or become materially different from those described herein or those that were observable by a surface inspection performed prior to award of this Contract to Contractor such that Contractor's costs, schedule or efficiency are impacted, then Contractor and Owner shall negotiate in good faith a Change Order in order to account for such differing conditions.

2.0	GENERAL PROVISIONS

2.1	Contractor will furnish and perform all the Work as required by the Contract. The Scope of Work for the Project includes but is not limited to the following:

2.1.1	Upon receipt of a Notice to Proceed, Contractor shall procure, mobilize, and erect all necessary mining equipment, administration, manpower, lubricants, blasting materials (excluding Ammonium Nitrate) and any other items necessary construct access and haulage roads, and mine material from the open pit area to various destinations as described in the Contract and shown in the Design Drawings.

2.1.2	Not Used.

2.1.3	Drill, blast, load and haul rock in a workmanlike manner in the sequence and as specified by the Contract and excavate and transport material in accordance with applicable Design Drawings, Contract Specifications and Schedule of Performance described therein.

2.1.4	If requested by Owner, reclaim disturbed areas in accordance with Owner's mining and reclamation permits on an Extra Work basis.

2.2	Work Included. The Work shall include, but is not limited to, Contractor's obligations to:

2.2.1	Plan and organize the Work according to the Owners mine plan and Schedule of Performance.

2.2.2	Mobilization at the Site of all materials, equipment, supplies, explosives, facilities and labor necessary to accomplish the Work on the Production or Work Schedule and in accordance with the Contract, including the Design Drawings and Contract Specifications, as more specifically detailed in Section 3 of this Exhibit A. Mobilization shall occur in accordance with the Mobilization Schedule contained in Exhibit C.

CONTRACT MINING AGREEMENT Contract Specifications - Exhibit A	2 of 17

2.2.3	Receive, provide temporary storage protection for, and transport to the Site, as required, all equipment and materials furnished by Owner to be used by Contractor to accomplish the Work.

2.2.4	Notify Owner immediately of any discrepancy encountered in any Design Drawings, Contract Specifications, survey locations or major survey control points.

2.2.5	Coordinate with any of Owner's employees, consultants, or other contractors to maintain production schedules, safety, controlled traffic flows, and an efficient and orderly working environment.

2.2.6	Excavate all areas as specified by the Design Drawings and field control staking. Drill, blast, load and haul rock when and as required in a workmanlike manner in accordance with the Contract.

2.2.7	Sampling - Contractor to supply sampling bags and collect blast hole samples and deliver them to the Clients assay lab to analysis. Contractor and Owner will work jointly to develop a standard operating procedure around proper sample collection technique.

2.3	Exclusions from Scope of Work:

2.3.1	Surveying - Owner shall be responsible for all day-to-day surveying including, but not limited to, bench toe, bench crest, bench grade, dump toe, ore control, face advance, elevation stake, and ramp locations.

2.3.2	Ore Control - Owner shall be responsible for classifying materials at the mine Site. This may include field staking or by electronic means.

2.3.3	Feeding Crusher - Owner shall be responsible for feeding ore through the primary crusher. Contractor will stockpile ore for Owner in crusher area at Owner's direction.

2.3.3	Fuel and Ammonium Nitrate Supply - Owner shall be responsible for entering into supply contracts for fuel and for Ammonium Nitrate ("AN") for blasting purposes. Contractor will be responsible for keeping track of usage of fuel and AN and for maintaining inventories of such materials at sufficient levels to perform the Work (including ordering such products from Owner's suppliers, arranging for such materials to be delivered to the Site, reporting to Owner and providing documentation relating to use of materials ordered).

2.3.4	Owner will supply Red-dyed or off-road diesel fuel to Owner supplied tanks.

2.3.5	Owner will furnish Design Drawings identifying the benches and blocks to be mined for Contractor to undertake the Work.

2.3.6	Owner will provide analytical facilities for assay purposes.

2.3.7	Owner will provide a source of non-potable water sufficient for Contractor's needs for dust suppression and other needs of Contractor in executing the Work. Owner to provide standpipe for loading Contractor's water truck.

2.3.8	Owner will provide and hook-up electrical power for Contractor's use in the mining facilities. Electrical power supplied will be 480V, 3-Phase, 400 amps.

2.3.9	Owner will provide a primary fuel storage facility.

2.3.10	Owner will provide at least one phone line and data hook-up at this time, space may be limited.

2.3.11	Owner will provide an equipment wash area.

3.0	MOBILIZATION AND DEMOBILIZATION

3.1	Contractor shall mobilize at the Site all materials, equipment, supplies, explosives, facilities and labor necessary to accomplish the Work. Contractor shall mobilize in accordance with the Mobilization Schedule attached hereto as Exhibit C. All transportation, freight, shipping, erection, and any other materials or services required to get Contractor's equipment and facilities to the Site in good working order and fully manned for the prosecution of the Work pursuant to the Contract 1s included m Mobilization, and will be included in the Unit Price for Mobilization.

CONTRACT MINING AGREEMENT Contract Specifications - Exhibit A	3 of 17

3.2	Contractor shall Demobilize or remove from Site all materials, equipment, supplies, explosives, facilities and labor used in accomplishing the Work. All dismantling, transportation, freight, shipping, and any other materials or services required to remove Contractor's equipment and facilities off the Site and removal and disposal of all associated trash and debris pursuant to the Contract is included in Demobilization and will be included in the Unit Price for Demobilization.

3.3	Demobilization schedule must be agreed to by the Parties prior to commencement of Demobilization, but shall be completed not less than three (3) months from such commencement or other mutually agreed time line.

4.0	CLEARING AND GRUBBING

4.1	Contractor will bulldoze, cut, scrape, or otherwise remove all trees, brush, and surface debris in the areas including open pit and waste dump footprints. This work is included in the unit prices, and will be performed as the pits and dumps advance.

4.2	All costs associated with clearing and grubbing, including those for construction and maintenance of required temporary and permanent haulage and access roads, shall be performed as hourly work and pursuant to a written Change Order.

5.0	TOPSOIL REMOVAL AND STRIPPING

5.1	Upon receipt of a written Change Order, after Work areas are cleared of trees, brush, and surface debris, Owner shall evaluate thickness and quality of topsoil.

5.2	Following completion of Owner's topsoil evaluation, topsoil and growth medium shall be stripped and stockpiled by Contractor in those areas designated by Owner. A maximum depth of 8" (20.0 cm) is included in the unit prices within the final pit boundary and waste dump.

All costs for topsoil removal and stockpiling, including those for construction and maintenance of required temporary and permanent haulage and access roads, shall be performed as hourly work and pursuant to a written Change Order.

6.0	MINING AND PIT AREAS

6.1	Blasthole Drilling and Sampling

6.1.1	Contractor shall be responsible for blasthole drilling and Owner shall approve the drill and/or sampling system being utilized for sampling.

6.1.2	Owner and Contractor will work together to design the optimal blast pattern spacing for the designated material. Typical pattern specification shall be holes which are 20 feet (6.096m) deep with 3 feet (0.914m) of sub-drill with spacing of 12 feet by 12 feet (3.6576m x 3.6576m) or 12 feet by 15 feet (3.6576m x 4.572m). Hole diameter shall be 5.5 inch in diameter (13.97 cm).

6.1.2.1	Contractor shall provide a drill control system and drill patterns will be uploaded to drill's onboard GPS system and Owner, at its election, may mark patterns in the field. This provision is only applicable on the CAT5150 machines.

CONTRACT MINING AGREEMENT Contract Specifications - Exhibit A	4 of 17

6.1.2.2	If a drill control system is not available, Owner will be responsible for marking the pattern comers and Contractor will be responsible for marking the remaining pattern.

6.1.3	If adjustments to the blast patterns are needed to prevent back break into high walls or designed catch benches, Owner and Contractor shall work together to modify pattern specifications and Unit Prices will be adjusted accordingly. Option 1 is the preferred blast pattern and pricing option. The price reduction contemplated for Option 2 will be implemented provided Contractor has no impacts as a result of change in blast pattern (lower powder factor). These impacts would be reduced lower productivity, including but not limited to, larger waste material and increased ripping.

6.1.4	Adequate dust suppression shall be employed on all drills or field personnel shall use proper PPB to be provided by Contractor.

6.1.5	If necessary to maintain ultimate pit walls, Owner may require and request Contractor to provide wall control blasting which may include pre-splitting and/or trim blasting. Procedures, pattern layout and powder factors shall be jointly agreed upon by Owner and Contractor. Any pre-splitting , trim row, shear row blasting will be billed on a drilled per meter basis as provided in Attachment 1 (Schedule of Price); Section 4.1, plus blasting supplies (other than AN), labor and equipment which will be billed at cost plus 10%, when used. Prior to commencement, Contractor shall provide an estimate of the cost to Owner of the pre-splitting or shear row blasting to be undertaken and obtained authorization to proceed.

6.1.6	Contractor shall be responsible for collecting samples from holes drilled. Owner shall provide standard procedures for collecting samples and in the event Owner in its sole discretion determines that Contractor's sampling method does not meet Owner's specifications or obligations, Owner may elect to have Owner's personnel perform sampling. Contractor shall be responsible for providing sample bags. Owner shall be responsible for providing sample numbers. Contractor shall deliver samples to the lab daily.

6.2	Blasting

6.2.1	Contractor shall be responsible for all phases of blast hole loading and detonation and shall ensure that jointly agreed upon blasting procedures and practices are adhered to.

6.2.2	Prior to commencement of the Work, blasting procedures, including all safety procedures, must be submitted by Contractor for Owner's approval. These procedures must be adhered to during all blasting operations.

6.2.3	Contractor shall consult with Owner in order to ensure that Contractor's blasting schedule is consistent with Owner's operations. In the event that Contractor believes that Owner's operations or schedules are unreasonably interfering with Contractor's performance of the Work, Contractor shall notify Owner, in writing, within 48 hours of alleged unreasonable interference.

6.2.4	Blasting price is for dry hole application only; wet hole product will be billed separately at cost including applicable taxes, plus 10%.

CONTRACT MINING AGREEMENT Contract Specifications - Exhibit A	5 of 17

6.3	Ore Control

6.3.1	After blasting and lab results are complete, within a reasonable period agreed by the pa1ties, Owner shall mark blasted material to designate what material is waste and what material is ore.

6.3.2	If material is dumped in the wrong location due to fault of Contractor, Contractor will re-handle material at its expense to the right location.

6.3.3	Placement of waste and ore shall be controlled and delineated by Owner. Any material deviation from Owner's field control shall be immediately corrected by Contractor at Contractor's expense.

6.3.4	Owner will designate its personnel who shall have the right to stop, direct or redirect the Work to other areas to manage proper ore control and ensure material is delivered to appropriate dumping locations through designated Contractor's site management.

6.3.5	In areas of ore mining, Contractor will adjust working faces and operating procedures to minimize ore dilution.

6.4	Excavation

6.4.1	The mining sequence is set forth in the Schedule of Performance (Attachment 1) attached hereto.

6.4.2	Mining benches shall be Excavated in accordance with the design established on the Design Drawings. Owner and Contractor will work together to remedy any conditions that result in over excavation.

6.4.4	Contractor shall maintain pit floor elevations within 2 feet (0.6 m) of the designed bench elevation. Owner shall supply survey control points on each bench for Contractor to establish level elevations from. If remedial work is required to bring pit floors to this specification, Contractor will request Owner re-mark ore zones.

6.4.5	Working bench faces that must stand for greater than six months shall be scaled and free of loose rock or material. Bench faces must be approved by Owner representative before further mining may occur in said area and be maintained as per MSHA regulations.

6.5	For purposes of establishing Contractor's compensation under Unit Prices listed in the Schedule of Prices (Exhibit D) to the Contract, Unit Prices for Mining shall cover all of the following activities by Contractor: (i) Maintenance of any permanent or temporary haulage roads required for mining or between or within the open pit, waste dump, heap leach pad (which may include reasonable ripping activities pertaining to the immediate scope of work), coarse ore stockpile, and Contractor's maintenance or administration facilities, (ii) construction and maintenance of all in pit and haul road drainage, (iii) drilling, sampling, blasting, loading, hauling, placement, and all other costs associated with the mining of ore and waste as detailed in the Contract. Contractor will be responsible for construction of in-pit haul roads and ramps. Any ripping of the ROM placed on the leach pad will be completed as hourly work.

7.0	WASTE ROCK DISPOSAL

7.1	Waste rock shall be placed by Contractor in waste sites according to the Design Drawings maintaining a minimum 100ft (30.0 m) wide dump face. Site location controls shall be provided by Owner.

7.2	Owner reserves the right to redesign the waste rock disposal area(s) maintaining a minimum 100ft (30.0 m) wide dump face. In such event, Contractor shall carry out the Work in accordance with such new design and any new Design Drawings provided by Owner. Any such design changes that do not result in a material difference in haulage profile (i.e., do not result in the need for Contractor to use additional equipment in order to meet the Contract Specifications and Schedule of Performance) will be carried out by Contractor at no extra cost to Owner.

CONTRACT MINING AGREEMENT Contract Specifications - Exhibit A	6 of 17

7.3	Dump Disposal Techniques

7.3.1	Contractor and Owner to jointly agree on approved dumping procedures.

7.3.2	Dumps will be constructed as determined by Owner to allow for settling and drainage control and be maintained at plus or minus 3 feet (0.90 m) and as specified in the permits.

7.3.3	All dumps will have a safety berm on the outside edge as specified by applicable regulations.

7.3.4	In the event of local dump stability considerations, Owner may require revised dump construction procedures.

Material will be dumped to angle of repose. Any additional sloping for reclamations will be using hourly rates.

8.0	LEACH PAD AND ORE HANDLING

8.1	Material designated as ore by the Owner shall be handled with due care. Owner will direct all ore control activities and ore handling. Lime will be added to each ROM truckload of ore by an Owner-provided lime silo. Lime silo will be placed within existing haul route.

8.2	Ore-to-Leach - Ore will be stacked in approximate 15-foot lifts and graded to in accordance with Design Drawings once final elevation has been achieved.

8.3	Ore-to-Stockpile - Ore stockpile locations will be designated by Owner. Contractor may stockpile ore only in locations approved by the Owner for that purpose. Contractor, at its expense, will re-handle stockpiled ore to an approved location if Contractor stockpiles ore in a location that has not been approved by Owner. Contractor will be compensated for any changes in stockpile locations directed by Owner via a Change Order.

9.0	ROADS

9.1	The location of all main haul roads required to provide access to mining, stockpiles and dump areas shall be designated by Owner and constructed and maintained as agreed upon by Contractor in accordance with the Design Drawings. Contractor will maintain haul roads outside all dump and pit footprints.

9.2	Contractor shall at its expense maintain all permanent and temporary haulage and access roads used for transportation of Excavated material within designated mining areas, ore stockpiles, topsoil stockpiles, waste dump, and Contractor's maintenance and administration facilities. Such road work shall be within the Scope of Work for mining, and Contractor's sole provision to cover such costs will be through Unit Prices for mining. Construction of initial haulage and access roads shall be done as Extra Work.

9.3	Contractor shall, at its sole expense, construct and maintain any and all permanent and temporary access and haulage roads required for Contractor's administration or maintenance facilities, employee parking, or use by Subcontractors.

CONTRACT MINING AGREEMENT Contract Specifications - Exhibit A	7 of 17

9.4	Contractor road maintenance shall include grading and ditching of all temporary and permanent haulage and access roads required for the Work or Extra Work to minimize the effects of run-off and surface erosion.

9.5	Contractor shall condition road surfaces using either water sprays or graded crushed rock as required from time to time to mitigate dust and unsafe operating conditions.

9.6	Contractor shall provide at the Owner's expense, using hourly rates, a motor grader when necessary or when requested by Owner to assure safe travel from Highway 361 to the Site via the Mine access road.

9.7	Contractor shall not build any temporary or permanent roads not proposed by Owner without first obtaining Owner's approval. Any roads built without Owner's approval will be backfilled or otherwise removed and reclaimed at Owner's direction by Contractor at Contractor's expense.

9.8	All haul roads shall be built to the following criteria, unless otherwise agreed to by Owner in writing.

9.8.1	Width: Haul roads constructed will be designed and constructed to a minimum operating width of 79 feet (24.0m) except where designed as one-way roads or as otherwise specified.

9.8.2	Grades: Haul road grades shall be a maximum of 10 percent.

9.8.3	Berms: Haul roads widths include a safety berm on the outside edge as specified by the applicable mining regulations.

9.8.4	Drainage: Haul roads are to be graded to drain at a one percent slope away from centerline. If completed grading work reveals the presence of un-drained areas, it shall be re-graded or drainage otherwise provided in and beyond Contractor's area.

9.9	All haul roads and roads used by Contractor, suppliers to Contractor and Subcontractors associated with Contractor shall be maintained (including berms, drainage facilities and dust control) by Contractor in a good and safe condition. All haul roads will meet MSHA specifications as a minimum.

9.10	Contractor will provide and is responsible for other berms such as barricades or warning signs as may be necessary to make the Work safe by night as well as by day. Contractor will have a sufficient number of watchmen, flagmen, signs or warning lights to control traffic whenever free passage would be interfered with by Contractor's operations.

9.11	The following traffic regulations must be obeyed by Contractor's employees while on the Site:

9.11.1	All vehicular equipment will be operated within posted speed limits. Mining Area will be posted at max 35 mph and 20 mph for 10% ramps.

9.11.2	All vehicular equipment will be operated only within areas designated by Owner.

9.11.3	Traffic flow patterns shall be left hand traffic.

9.11.4	Contractor's employees shall not be permitted to drive personal vehicles into working areas at the. Site, including any portion of the pit or dumps, without permission of the Owner's representative.

9.11.5	Contractor shall be responsible for any damage to its property and to the property of third parties to the extent arising out of the improper use or operation of Contractor's vehicles and equipment by Contractor.

10.0	MINE DRAINAGE

10.1	Subject to Contractor's obligations in Section 9.4, Contractor shall at Owner's expense (i) maintain drainage ditches following initial construction and provide storm water controls such as straw bales, waddles and sediment traps to minimize erosion damage within all active mine and waste rock disposal areas; and (ii) complete other repair and maintenance of drainage in Owner facility areas and elsewhere.

CONTRACT MINING AGREEMENT Contract Specifications - Exhibit A	8 of 17

10.2	Contractor shall at Contractor's expense: (i) maintain haul roads, Contractor's facility yards, parking lots, and storage yards; and (ii) observe and alert Owner to potential drainage or hydrological conditions to protect inactive mining and waste disposal areas, and assist Owner, at Owner's request, on an Extra Work basis.

11.0	CONTRACTOR'S EQUIPMENT FLEET

11.1	All of Contractor's vehicles and equipment used in the performance of the Work will be maintained in good working order and fully manned for the performance of the Work or any Extra Work.

11.2	Contractor shall maintain all mining equipment and equipment accessories in proper working condition in compliance with MSHA regulations

12.0	CONTRACTOR'S SUPERVISORY PERSONNEL

12.1	Attachment 2 to these Contract Specifications contains a list of all of Contractor's on-site and off-site supervisory personnel who will be involved in the Project, including their responsibilities, and to whom they report, directly and indirectly. Attachment 2 also contain an organizational chart detailing the overall structure of Contractor's supervisory personnel for the Project. Prior to any changes to the supervisory personnel listed on this Attachment 2 the Owner will be notified.

12.2	Contractor agrees to commit to the Project the persons listed in Attachment 2, for such percentage of their time as is specified for each of the listed persons on said schedule, for the duration of the Project, subject to (a) their continued employment with Contractor, and (b) the provisions of Sections 10.5 and 10.6 of the Contract relating to removal of personnel.

13.0	CONTRACTOR'S RESPONSIBILITY

13.1	In addition to Contractor's responsibilities set forth in Article 10 of the Contract, Contractor shall provide services, facilities and equipment including, but not limited to:

a.	All temporary facilities as required, including but not limited to: explosives storage.

b.	All normal expendable or consumable construction items and supplies.

c.	All small tools.

d.	An adequate stock of spare parts necessary to avoid unreasonable downtime.

e.	An adequate supply of portable sanitary facilities that comply with applicable regulations to service Contractor's or Subcontractor's personnel at the Site and an adequate supply of potable water for such personnel.

13.2	Contractor shall ensure that all above-ground tanks, including 55-gallon drums, are contained within diked/bermed and synthetically lined areas that will contain any spill resulting from tank rupture. Contractor shall endeavor to recycle waste materials as much as possible. Storage of waste materials designated for recycle shall follow the rules as set forth for storage of fresh materials. Signs will be installed at all storage sites to alert users of the contents. Waste including but not limited to contaminated soil, crankcase oil and filters, barrels, rags etc., will be disposed of by Contractor at an Owner supplied waste discharge facility. Routine integrity checks of storage sites will be required. Contractor shall ensure that all handling, storage and use of supplies are done in compliance with Environmental Laws and within governmental and environmental guidelines and regulations. Contractor shall report all spills outside of secondary containment of fuel, lubricant, petroleum products, chemicals and other hazardous or contaminant materials to Owner's Environmental Coordinator and Mine Manager immediately after the spill occurs. Contractor shall immediately perform corrective action to contain and properly clean-up spills caused by Contractor or its Subcontractors in accordance with Environmental Laws and shall bear all costs associated with fully remediating any spills of petroleum products, chemicals and other hazardous or contaminant materials by Contractor or its Subcontractors. Owner shall be responsible for reporting such spills to the proper Federal, state and local agencies as required by permit. Contractor will maintain on Site a list of names and telephone numbers and appropriate procedures required for such corrective action and reporting.

CONTRACT MINING AGREEMENT Contract Specifications - Exhibit A	9 of 17

13.3	Contractor shall ensure that the location and design of powder magazines, the methods of transporting, storing, handling and use of explosives, and the precautions taken to prevent accidents and theft are in accordance with the provision of all Applicable Laws. Contractors shall, at Owner's request and at Contractor's expense, discontinue or modify any method of transportation, storage, handling, or use of explosives which in the opinion of Owner, is dangerous to the public or potentially destructive to public or private property. Contractor shall maintain a current inventory for storage and withdrawal of powder stock and detonators. Contractor shall provide such reasonable and adequate protection measures as may be necessary to prevent theft of explosives and to minimize hazards to any property. Only licensed personnel shall be permitted to store and handle explosives. Owner shall be notified immediately of any loss or theft of explosives.

13.4	Contractor shall remove all ground water, if any, required to be removed for the purpose of carrying out mining and shall comply with the terms of the contract in handling, storing and/or discharging such ground water. Removal of ground water encountered will be billed as Extra Work but surface run-off is to be included in unit rate pricing of material as long as such run-off is within Contractor's Work-scope area. Designated areas will be supplied for contractor to pump water, if necessary.

13.5	Contractor shall maintain all of Owner's facilities which have been made available to Contractor and its personnel as if these facilities were Contractor's facilities. Contractor shall ensure that these facilities are maintained neat and tidy and in a functional condition as pertained to their original purpose.

14.0	ENVIRONMENTAL PROTECTION

Contractor shall exercise care to preserve the natural landscape and shall conduct its operations so as to prevent any undue or unnecessary destruction, scarring, or defacing of the natural surroundings in the vicinity of the Work and shall comply with all commitments made by Owner in the Plan of Operations for the Project and applicable license and permits, which is comprised of the documents listed in Attachment 4 to these Contract Specifications, copies of which documents will be made available by Owner to Contractor prior to execution of this Contract and may be amended. Owner shall promptly provide to Contractor written notice of any changes that are made to the commitments made in the Plan of Operations from time to time. Movement of crews and equipment shall be restricted to routes provided for access to the Work so as to prevent damage to adjacent land or property.

14.1	Contractor shall become familiar with all Environmental Laws and documents applicable to the Project. Contractor will make every reasonable effort to see that the Work is done within the guidelines of such documents. Contractor and its employees will strictly observe any mitigating measures stipulated in the approvals for the Project. Repeated or willful violations of such mitigating measures by Contractor or its employees shall be grounds for termination of the Contract for cause under Article 30.

14.2	Contractor shall provide adequate firefighting equipment for each of its employees on the jobsite. This may include hand tools (shovels, hoes) and/or fire extinguisher. All Contractor vehicles (other than light vehicles) and equipment shall be equipped with adequate fire extinguishers. Water trucks shall be equipped with fire suppression equipment (e.g. water cannons).

CONTRACT MINING AGREEMENT Contract Specifications - Exhibit A	10 of 17

15.0	EXISTING PROPERTY

15.1	Contractor shall in no event disturb existing property without first obtaining written approval from Owner.

15.2	Contractor, in all instances, will be responsible for losses or injuries to the extent caused by or resulting from the negligent action or inaction of Contractor, any Subcontractors, and its or their employees to property or livestock owned by third parties.

16.0	REPORTING TO OWNER

16.1	Daily Blasting Report - Contractor shall provide a daily blasting report to Owner. The blasting report shall list the time, location, pattern size, amount of explosives, initiation type, timing, etc. for any blast to occur on that day and the following day. Within 24 hours after a blast, Contractor shall provide Owner with a report documenting the blast in a form mutually agreed upon by Owner and Contractor.

16.2	Daily Production Report - Contractor shall provide Owner each day with a report setting forth the previous day's production statistics (e.g., acreage cleared and grubbed, BCM topsoil excavated and stockpiled, truck count and Tonnes of ore and waste by dump location, pit area and bench mined), and Extra Work performed the previous day.

16.3	Monthly Owner's Reports - Contractor shall provide Owner each month with a draft Application for Payment and a final Application for Payment as provided in Section 5.1.1 or Advance Invoice as provided in Section 5.2 of the Contract. Tonnage calculations on which unit prices for Work during the prior month are calculated will be provided to Owner on or before the tenth (10) day of the month.

17.0	PAYMENT CONTROL PROCEDURES

The following procedures shall be followed relative to the control and recording of work performed by Contractor in the field and the submittal of invoices to Owner. Owner may revise, in collaboration with the Contractor these procedures as may be required to improve the overall control system.

17.1	Field Records: Owner and Contractor shall establish a system of daily report forms to be used to monitor all major equipment and support personnel which are chargeable at an hourly or a daily rate basis. All daily report forms will be signed by a field representative of Contractor and the Superintendent at the end of each shift. Such forms shall be maintained in a business-like and legible condition, subject at all times to audit by Owner's representatives.

17.2	Payable Hours: Owner will consider payable hours for equipment to include only the actual hours worked at the Site for Extra Work payable under pricing of Attachments 4 and 5 of Exhibit D. Downtime caused by weather or equipment repair will not be recorded as payable hours nor will standby charges apply.

17.3	Prices: The fixed rates, Unit Prices and lump sum amounts established in the Schedule of Prices (Exhibit D - Attachment 1) to this Contract shall be strictly adhered to for the computation of Contractor's compensation under this Contract. In the event it is necessary to perform work for which no existing rate or Unit Price applies, the Contractor will propose a new rate or lump sum amount to Owner, prior to the work being performed. All new rates of lump sum payments are to be evidenced by Change Order(s).

CONTRACT MINING AGREEMENT Contract Specifications - Exhibit A	11 of 17

17.4	Payments: Owner and Contractor recognize that the principal basis for Contractor's compensation under this Contract will be the determination of the number of units of material mined and hauled. The measurement procedures set forth below shall be strictly adhered to:

17.4.1	Owner and Contractor will jointly decide upon a topographic base from which to work. This will either be based on aerial photography or surveyed field sections. The base will be decided and verified prior to the commencement of Work.

17.4.2	Owner shall conduct check surveys as deemed appropriate by Owner. Contractor's daily reports and Owner's check surveys shall be for the purpose of assuring Contractor's compliance with the Schedule of Performance.

17.4.3	Weight calculations on which payment will be calculated within 10 business days of the end of each month. Payable Tonnes will be based on truck load count, truck payload monitoring system (TPMS), and reconciled to Owner survey.

17.4.4	The amount of each payment for the Work completed, which is subject to this Contract Price and Owner survey reconciliation, shall be determined by multiplying the applicable Contract Unit Price by the applicable weight of material mined during the previous month.

17.4.5	Payments by Owner to Contactor with respect to lump sum items shall be on the basis of invoices submitted to Owner and/or percent completion.

17.4.6	All payments to Contractor hereunder shall be in accordance with the provisions of Articles 5 and 6 of the Contract.

17.4.7	Contractor will present Owner with the Application for Payment or Advance Invoice, or Monthly Reconciliation, as the case may be, which shall detail all Work performed at a Fixed Rate (lump sum) and Unit Rate, and all Extra Work

17.4.8	Any mutually-agreed back-charges and deductions by Owner will be applied to Contractor's monthly Final Invoice.

17.5	Calibration of Truck Weight and Verification of Tonnes.

17.5.1	All Contractor-operated trucks used to haul ore or waste must have a calibrated payload system capable of accurately measuring the number of Tonnes moved. The payload system must be checked and verified accurate to manufacturer's specifications but not less than in six (6) month intervals from the commencement of Work.

17.5.2	Data will be downloaded from each truck by Contractor and provided to Owner no less frequently than monthly.

17.5.3	A certified weight study will be conducted semi-annually by the Owner to audit payload system calibration. Following any such study, the truck payload system promptly will be recalibrated to correspond with actual weight.

17.5.4	If, as a result of a weight study conducted pursuant to Section 17.5.3, the variance between the arithmetic average payload system weight and certified scale weight is within 3%, no adjustment to prior billings will occur. If the certified scale weight is more or less than 3% less than the arithmetic average payload system weight, Owner shall back-charge Contractor, or Contractor may request increased compensation through a Change Order, with respect to the Tonnes under or overpaid, based on Tonnes moved since the last weight determination or such applicable shorter period if the Parties can reasonably determine when the discrepancy occurred.

17.5.5	A fleet management system may be installed at Owner's expense. If such a system is installed, Contractor will provide electronic payload data input to the system. Owner will pay for normal maintenance and wear and tear to the system, and Contractor will be responsible for any damage to the system to the extent caused by negligence or willful misconduct of Contractor.

CONTRACT MINING AGREEMENT Contract Specifications - Exhibit A	12 of 17

17.5.6	In the event that any surveys of the Site conducted by or on behalf of Owner from time to time show a reasonable likelihood that the number of Tonnes moved differed from the number of Tonnes on which payment was based, then the Parties shall undertake weight studies to determine if there is a variance between Tonnes moved and Tonnes on which payment was based.

18.0	COMPLIANCE WITH SCHEDULE OF PERFORMANCE

18.1	Contractor acknowledges that timely performance of the Work is critical to Owner's operations and that time is of the essence. Contractor hereby agrees to meet or exceed the monthly production rates set forth in the Schedule of Performance to the extent doing so is within Contractor's control and provided that Contractor's performance of the Work is not hindered, obstructed or delayed by Owner, or Owner's engineer, other contractors or representatives, or by any force majeure conditions. If any of the foregoing occurs or applies, the production rates set forth in the Schedule of Performance shall be equitably adjusted to account for matters not within Contractor's control as well as such conditions, obstructions and delays affecting Contractor's ability to meet or exceed the original monthly production rates set forth in the Schedule of Performance.

18.2	Subject to Section 18.1 hereof, in the event that Contractor shall fall more than 10 percent behind the Schedule of Performance (following completion of the start-up period established under Section 18.3 of the Specifications) and remain 10 percent or more behind schedule for over a three month average, for reasons within Contractor's control, Contractor shall, without additional cost to Owner, mobilize additional personnel or equipment to the Work as may be necessary to bring Contractor's performance into full compliance with the Schedule of Performance by the end of the following month.

18.3	Owner and Contractor will agree in writing, on a reasonable start-up period.

19.0	MISCELLANEOUS PROVISIONS

19.1	Contractor and Owner will meet at least weekly to establish a mutually acceptable mine work plan and schedule. This schedule will be adhered to by Contractor and Owner. In case of bad weather delays, Contractor will attempt to work make-up days in order to remain on schedule. Excluding where work is performed on a time and materials basis, there will be no additional cost to Owner for this make-up work.

19.2	Contractor shall cooperate with Owner in the planning and scheduling of other contractor work on the Project. Owner will attempt to schedule the work of other contractors so that delays to Contractor are avoided or minimized.

19.3	Contractor shall be responsible for having a radio communications system that is compatible with a mutually agreed upon system and frequencies. There will be no additional cost to Owner for establishing and maintaining this radio communications system. Radios must be installed and operational on all loading and hauling equipment.

CONTRACT MINING AGREEMENT Contract Specifications - Exhibit A	13 of 17

Attachment 1

SCHEDULE OF PERFORMANCE

(Material Placement Schedule)

Isabella Pearl - Mine Schedule

	ISABELLA PEARL· MINING SCHEDULE
Item	Month 1	Month 2	Month 3	Month 4	Month 5	Month 6	Month 7	Month 8	Month 9	Month 10	Month 11	Month 12
Waste Tonnes	128,907	224,266	321,258	246,015	314,992	446,143	448,652	493,452	462,514	516,111	472,594	501,005
Rom Tonnes	54,166	6,434	16,520	53,534	98,656	87,700	30,080	38,784	60,320	29,431	55,493	65,121
Crushed Tonnes	47,388	4,300	7,222	45,451	26,351	77,788	73,708	79,394	69,066	66,088	63,813	45,503
Total Tonnes Moved	230,461	235,000	345,000	3<15,000	440,000	611,630	552,440	611,630	591,900	611,630	591,900	611,630

	ISABELLA PEARL· MINING SVHEDULE
Item	Month 13	Month 14	Month 15	Month 16	Month 17	Month 18	Month 19	Month 20	Month 21	Month 22	Month 23	Month 24
Waste Tonnes	499,225	494,456	517,500	522,642	593,811	585,488	521,634	516,901	562,497	578,301	554,937	593,932
Rom Tonnes	35,878	37,169	32,028	15,757	1,650	6,026	12,811	16,782	3,504	7,783	4,473	47
Crushed Tonnes	76, 5 27	60,275	62,103	53,501	16,169	20,117	37,726	77,947	25,898	25,542	32,490	17,651
Total Tonnes Moved	611,630	591,900	611,630	591,900	611, 630	611,630	572,170	611,630	591,900	611,630	591,900	611,630

Bench-By-Bench Schedule:

MiningContract_I

P_1

70918.xlsx

CONTRACT MINING AGREEMENT Contract Specifications - Exhibit A	14 of 17

Attachment 2

SCHEDULE OF CONTRACTOR'S SUPERVISORY
PERSONNEL AND ORGANIZATIONAL CHART

CONTRACT MINING AGREEMENT Contract Specifications - Exhibit A	15 of 17

LEOCOR   29 August 201 8

CONTRACT MINING AGREEMENT Contract Specifications - Exhibit A	16 of 17

Attachment 3

LIST OF DOCUMENTS COMPRISING PLAN OF OPERATIONS

1.	Walker Lane Minerals Corp. Plan of Operations Approved July 10, 2017 NVN8663

2.	Walker Lane Minerals Corp. Environmental Assessment Approved May 11, 2018 DOI-BLM-NV-COl0-2018- 0007-EA

Other applicable permits and licenses to be provided by Owner include, but are not limited to:

Permit	Status	Approval Date	Permit Number
Reclamations	Approved	05/21/2018	#0387
Water Pollution Control	Approved	05/21/2018	NEV 2009102
National Pollution Control	Approved	04/27/2015	NVG201000
General Storm Water	Approved	05/25/2017	NVR300000 MSW-43292
Air Quality Class II	Approved	06/30/2017	AP1041-3853
Air Quality Mercury Permit to Construct	Approved	11/17/2017	AP1041-3895
Air Quality Class I to Construct	Approved	01/19/2018	AP1041-3897
Water Rights	Approved	06/28/2018	79096, 82498,83484,83485
Industrial Artificial Pond	Approved	08/07/2017	BL 17-5387
Mineral County Business License	Current	07/01/2018	17288
Mineral County Special Use Permit	Approved	06/14/2017	165957
Hazardous Waster Generator	Approved	08/11/2017	NVR 000092916
MSHAID#	Active	04/18/2017	026-02812
MSHA Training Plan	Approved	04/18/2017	026-02812

CONTRACT MINING AGREEMENT Contract Specifications - Exhibit A	17 of 17

EXHIBITB

to

Contract Mining

Agreement DESIGN

DRAWINGS

CONTRACT MINING AGREEMENT Design Drawings - Exhibit B	18 of 6

CONTRACT MINING AGREEMENT Design Drawings - Exhibit B	19 of 6

MINE SCHEDULE- MONTH 12

CONTRACT MINING AGREEMENT Design Drawings - Exhibit B	20 of 6

MINE SCHEDULE- MONTH 18

CONTRACT MINING AGREEMENT Design Drawings - Exhibit B	21 of 6

MINE SCHEDULE- MONTH 24

CONTRACT MINING AGREEMENT Design Drawings - Exhibit B	22 of 6

CONTRACT MINING AGREEMENT Design Drawings - Exhibit B	23 of 6

EXHIBITC

to

Contract Mining Agreement

MOBILIZATION

SCHEDULE

CONTRACT MINING AGREEMENT Mobilization Schedule - Exhibit C	1 of 1

EXHIBIT D

to

Contract Mining Agreement

SCHEDULE OF PRICES

1.0	PREAMBLE

1.1	The Contract Specifications (Exhibit A) and Design Drawings (Exhibit B) to the Contract collectively describe the Scope of Work to be performed, and the Schedule of Prices as set forth in Section 2.0 hereof shall establish the prices to be paid for such Work.

1.2	Payment to perform the Work will be on a Fixed Rate (lump sum) or Unit Price basis as set forth in Attachment 1 -the Schedule of Prices.

1.3	Fixed Rate and Unit Prices listed include all labor, overtime premium, burden, materials, services, equipment, tools, support and maintenance facilities, transportation, power, water, permanent and temporary utilities, connections, provisions for safety, overhead, profit, and all incidental and other things necessary to complete the applicable Work as described in the Contract. Fixed Rate and Unit Prices will be Contractor's only provision for payment by Owner for Work conducted within the contract Scope of Work except as otherwise provided under the Contract.

1.4	Unless a lump sum price or unit price is specified in the Schedule of Prices or is agreed upon in advance by Owner and Contractor, compensation for Extra Work will be on a time and material basis as set forth below.

1.5	The quantities in Section 2.0 hereof are approximate, based on the information available at the time and are subject to change. Period totals (all material types) as stated in the mine plan are subject to a 10% variation and material types during each period as specified by Owner, with no change in unit price, subject to an adjustment based upon a quarterly assessment of actual cumulative impact to Contractual baseline quantities. Actual requirements will be determined by Owner in the field during the progress of the Work. Owner may find it advisable or necessary and has the right in its sole discretion to change locations of portions of the Work and to omit portions of the Work, upon completion of a Change Order.

1.6	Unit Rate and Hourly rates will be subject to a fixed escalation or de-escalation according to

Attachment 6 as well as additional permitted adjustments specified in the Contract.

2.0          Contract Price

Contract Price:

Attachment 1 - Contract Price

Attachment 2 - Equipment Listing

Attachment 3 - Standby Rates

3.0          Extra Work

Attachment 4- Extra Work Equipment Hourly

Rates Attachment 5 - Extra Work Pricing Labor

CONTRACT MINING AGREEMENT Schedule of Prices-Exhibit D	1 of 11

4.0	Rate Adjustments

Attachment 6 - Escalation / De-escalation Rate Adjustment

CONTRACT MINING AGREEMENT Schedule of Prices-Exhibit D	2 of 11

Attachment 1

Contract Price (1 of 3)

ISABELLA PEARL MINING CONTRACT (Month 1 through 24)
LEDCOR - 100T TRUCKS
Item#	Description	Quantity	Unit	Unit Cost	Total Cost
1	Mobilization
1.1	Mobilization	1	LS	$ 260,000.00	$ 260,000.00
1.2	Maintenance Tent	1	LS	$ 400,000.00
2	Demobilization
2.1	Demobilization -4 to 12 months	1	LS	$ 260,000.00
2.2	Demobilization 13 to 24 months	1	LS	$ 175,000.00
2.3	Demobilization 25 to 36 months	1	LS	$ 88,000.00
2.4	Demobilization after 36 months	1	LS	$ 40,000.00
3	Drilling - Trim Rows, Presplit, Sampling
3.1	Drilling 5.5"	1	LM	$ 10.66
4	Drill & Blast Ore & Waste* 12x12 Pattern with 5.5" Drill Holes (Option 1)
	(3.6576m x 3.6576m x 5.5") with 6.096m benches
4.1	Isabella/Civit Cat 1760-1718	729,177	BCM	$ 1.42	$ 1,035,072.08
4.2	Isabella/Civit Cat 1712-1670	827,025	BCM	$ 1.42	$ 1,173,966.88
4.3	Isa bella/Civit Cat 1664-1652	63,627	BCM	$ 1.42	$ 90,318.67
4.4	PearlPHl 1766-1700	1,353,735	BCM	$ 1.42	$ 1,921,636.01
4.5	PearlPHI 1694-1646	1,744,262	BCM	$ 1.42	$ 2,475,991.09
4.6	Pearl PHI 1640-1610	204,813	BCM	$ 1.42	$ 290,732.87
4.7	PearlPH21772-1700	797,053	BCM	$ 1.42	$ 1,131,421.65
4.8	Pearl PH2 1694-1676	189,127	BCM	$ 1.42	$ 268,467.09
4.9	Pearl PH2 1670-1598	-	BCM	$ 1.42	$ -
Subtotal		5,908,819	BCM		$ 8,387,606.33
5	Drill & Blast Ore & Waste* 12x15 Pattern with 5.5" Drill Holes (Option 2)
	(3.6576m x 4.5720m x 5.5") with 6.096m benches
5.1	Isabella/Civit Cat 1760-1718	729,177	BCM	$ 1.20	$ 872,938.39
5.2	Isabella/Civit Cat 1712-1670	827,025	BCM	$ 1.20	$ 990,076.70
5.3	Isabella/Civit Cat 1664-1652	63,627	BCM	$ 1.20	$ 76,171.15
5.4	Pearl PHI 1766-1700	1,353,735	BCM	$ 1.20	$ 1,620,630.94
5.5	Pearl PHI 1694-1646	1,744,262	BCM	$ 1.20	$ 2,088,151.84
5.6	Pear!PHI 1640-1610	204,813	BCM	$ 1.20	$ 245,192.47
5.7	PearlPH2 1772-1700	797,053	BCM	$ 1.20	$ 954,195.76
5.8	Pearl PH2 1694-1676	189,127	BCM	$ 1.20	$ 226,414.40
5.9	Pearl PH2 1670-1598	-	BCM	$ 1.20	$ -
	Subtotal	5,908,819	BCM		$ 7,073,771.67
6	Loading & Hauling Pit ROM to Leach Pad
6.1	Pit ROM Isabella/Civit Cat 1760-1718	343,715	TONNES	$ 1.61	$ 553,165.76
6.2	Pit ROM lsabe lla /C ivit Cat 1712-1670	330,965	TONNES	$ 1.31	$ 434,143.29
6.3	Pit ROM Isa bella/Civit Cat 1664-1652	5,275	TONN ES	$ 1.58	$ 8,315.78
6.4	Pit ROM Pearl PHI 1766-1700	34,230	TONNES	$ 1.49	$ 50,938.66
6.5	Pit ROM Pearl PHl 1694-1646	35,429	TONNES	$ 1.14	$ 40,225.16
6.6	Pit ROM Pearl PHI 1640-1610	11,108	TONNES	$ 1.32	$ 14,693.06
6.7	PitROMPearlPH21772-1700	9,423	TONNES	$ 1.60	$ 15,061.64
6.8	Pit ROM Pearl PH2 1694-1676	-	TONNES	$ 1.23	$ -
6.9	Pit ROM Pearl PH2 1670-1598	-	TONNES	$ 1.34	$ -
	Subtotal	770,146	TONNES		$ 1,116,543.36

CONTRACT MINING AGREEMENT Schedule of Prices-Exhibit D	3 of 11

Attachement 1

Contract Price (2 of 3)

ISABELLA PEARL MINING CONTRACT (Month 1 through 24)
LEDCOR - lO0T TRUCKS
Item#	Description	Quantity	Unit	Unit Cost	Total Cost
7	Loading & Hauling Pit Ore to Crusher
7.1	Pit Ore Isabella/Civit Cat 1760-1718	301,775	TONNES	$ 1.40	$ 422,465.29
7.2	Pit Ore Isabe lla/Civit Cat 1712-1670	511,368	TONNES	$ 1.06	$ 541,139.05
7.3	Pit Ore Isabella/CivitCat 1664-1652	10,055	TONNES	$ 1.58	$ 15,850.21
7.4	Pit Ore Pearl PHI 1766-1700	21,737	TONNES	$ 1.17	$ 25,398.13
7.5	Pit Ore Pearl PHI 1694-1646	126,386	TONNES	$ 1.01	$ 128,171.38
7.6	Pit Ore Pearl PHI 1640-1610	135,863	TONNES	$ 1.30	$ 176,720.49
7.7	Pit Ore Pear1PH2 1772-1700	4,172	TONNES	$ 1.03	$ 4,276.49
7.8	Pit Ore PearlPH2 1694-1676	661	TONNES	$ 1.03	$ 677.36
7.9	Pit Ore Pearl PH2 1670-1598	-	TONNES	$ 1.27	$ -
Subtotal		1,112,017	TONNES		$ 1,314,698.39
8	Loading & Hauling Waste to Waste Dump
8.1	Pit Waste Isabella/Civit Cat 1760-1718	958,700	TONNES	$ 1.62	$ 1,553,473.26
8.2	Pit Waste Isabella/Civit Cat 1712-1670	977,121	TONNES	$ 1.22	$ 1,195,569.68
8.3	Pit Waste Isabella/Civit Cat 1664-1652	124,648	TONNES	$ 1.51	$ 188,239.28
8.4	Pit Waste Pearl PHI 1766-1700	2,922,251	TONNES	$ 1.30	$ 3,801,046.90
8.5	Pit Waste Pearl PHI 1694-1646	3,675,561	TONNES	$ 1.18	$ 4,335,220.39
8.6	Pit Waste Pearl PHI 1640-1610	303,617	TONNES	$ 1.30	$ 394,922.51
8.7	Pit Waste Pearl PH2 1772-1700	1,739,921	TONNES .	$ 1.37	$ 2,378,236.58
8.8	Pit Waste Pearl PH2 1694-1676	415,419	TONNES	$ 1.18	$ 489,974.70
8.9	Pit Waste Pearl PH2 1670-1598	-	TONNES	$ 1.36	$ -
Subtotal		11,117,238	TONNES		$ 14,336,683.30
9	Site Maintenance
9.1	Maintain pit, Roads, Stockpiles and Dumps	12,999,401	TONNES	$ 0.53	$ 6,878,097.36
9.2	Storm Water Controls	12,999,401	TONNES	$ -	$ -
				TOTAL Opt.1	$ 32,293,628.75
				TOTAL Opt. 2	$ 30,979,794.08

*	Prices exclude fuel and AN
**	Prices include clearing, grubbing and growth material striping Maintenance facility provided by contractor
Tonnes are Metric Tonnes

CONTRACT MINING AGREEMENT Schedule of Prices-Exhibit D	4 of 11

Attachment 1

Contract Price (3 of 3)

Isabella Pearl Contract Mining: Qualifications to Pricing

1.	Pricing is contingent upon negotiation of a mutually acceptable contract with equitable terms and conditions.
2.	All permits provided by client.
3.	Red-dye Diesel provided by client.
4.	Survey, engineering, and ore control provided by client.
5.	Sampling and sample bags included in drilling unit rate pricing. If sampling is provided by client, Drilling and Blasting unit prices can be reduced by $0.05/BCY ($0.07 $/BCM).
6.	Initial haul road development to mining areas, not included in unit pricing. Work is proposed to be performed on T&M, estimated costs attached.
7.	Pricing based upon mine plan and pit design provided in RFP. Pricing assumes that actual yearly quantity mined is not under 10% of yearly quantity bid.
8.	100-ton (90 tonne) pricing is based on using 992 loaders and 100-ton (90-tonne) trucks mining on a 20 ft (6m) bench.
9.	Pricing does not include feeding material through crusher. Pricing assumes all crusher ore is stockpiled next to crusher.
10.	Pricing is based upon an average bank density of 1.85 short tons per bank cubic yard or 2.2 metric tonne per cubic meter.
11.	Drilling and Blasting pricing assumes dry holes.
12.	ROM pricing does not include any leach pad ripping.
13.	Pricing assumes water storage is installed and available from client, when mining starts.
14.	Pricing assumes that dumpsters and a bio bin will be available for contractor to put trash in.
15.	Clearing and Grubbing includes grubbing up to 8" (0.20m) of topsoil. Clearing and grubbing of waste dump is built into the support fee. Clearing and grubbing of mining areas is included in the loading and hauling unit rates and assumes that any grubbed material will be charged at the appropriate cost per tonne to haul to stockpile or dump.
16.	Pricing include maintaining the waste dump within the permitted boundary, and dumping the material to angle of repose. No additional money has been included for sloping dumps to final reclamation angle.
17.	Storm water controls are included in support pricing. Pricing includes grading of work areas and establishing berms to contain run-off. No money has been included for materials (straw bales, waddles, etc.) or pumping of excess water.

CONTRACT MINING AGREEMENT
Schedule of Prices - Exhibit D	5 of 11

Attachment 2

Equipment

Listing

Contractor shall list below the plant and equipment to be committed to the Contract. Equipment shall be suitable for the proposed job and owner reserves the right to request Contractor provide other Equipment if Equipment provided has been demonstrated to be unsuitable for the proposed job and within the proposed timeframe. If alternate equipment is proposed beyond the list below then Contractor shall be entitled to Change Order. For each item listed, a detailed "Equipment Inspection Report" shall be completed prior to any operation on Project site.
				Proposed
Ledcor Unit Number	Description	Model	Est. Fuel Use GPH	Start Date	Finish Date	Duration in Years

52028	Dozer D1OT Cat	Dozer D1OT Cat	22	Sep-18	Dec-20	2
52082	Dozer D9T Cat	Dozer D9T Cat	19	Sep-18	Dec-20	2
62040	Grader 16M Cat	Grader 16M Cat	10	Sep-18	Dec-20	2
62049	Grader 14M Cat	Grader 14M Cat	7	Sep-18	Dec-20	2
64043	Wheel Loader 992G Cat	Wheel Loader 992G Cat	27	Sep-18	Dec-20	2
64139	Loader IT28G Cat	Loader IT28G Cat	7	Sep-18	Dec-20	2
64150	WheeILoader992K Cat	Wheel Loader 992K Cat	27	Sep-18	Dec-20	2
64289RP	Skidsteer 262D Cat	Skidsteer 262D Cat	4	Sep-18	Dec-20	2
82010	Rock Truck 777D Cat	Rock Truck 777D Cat	19	Sep-18	Dec-20	2
82011	Rock Truck 777D Cat	Rock Truck 777D Cat	19	Sep-18	Dec-20	2
82012	Rock Truck 777D Cat	Rock Truck 777D Cat	19	Sep-18	Dec-20	2
82015	Rock Truck 777D Cat	Rock Truck 777D Cat	19	Sep-18	Dec-20	2
82016	Rock Truck 777D Cat	Rock Truck 777D Cat	19	Sep-18	Dec-20	2
82123	Water Truck 769D Cat	Water Truck 769D Cat	12	Sep-18	Dec-20	2
82199	Water Truck 769D Cat	Water Truck 769D Cat	12	Sep-18	Dec-20	2
83033	Rock Drill HD5150C Cat	Rock Drill HD5150C Cat	15	Sep-18	Dec-20	2
83034	Rock Drill HD5150C Cat	Rock Drill HD5150C Cat	15	Sep-18	Dec-20	2

CONTRACT MINING AGREEMENT
Schedule of Prices - Exhibit D	6 of 11

Attachment 3

Stand-by Equipment and Labor Rates

Ledcor CMI Inc.
Schedule F - Standby Equipment Rates

Item No	Description	Hourly
1	CAT DlO Dozer	$108.00
2	CATD9 Dozer	$96.00
3	CATD8 Dozer	$78.00
4	CAT 992 Loader	$168.00
5	Hitachi EX1200	$129.00
6	Hitachi EX850	$114.00
7	CAT 988 Loader	$100.00
8	100-ton Haul Truck	$117.00
9	40-ton Articulated Truck	$65.00
10	60-ton Articulated Truck	$94.00
11	CAT l\ID5150 Drill	$153.00
12	CAT 769 Water Truck	$63.00
13	CAT 14M Grader	$63.00

Schedule F - Standby Labor Rates
A.11 on-site standby labor hours will be paid according to the Hourly Labor Rates in Schedule D. For standby shifts that employees are not on-site, they will be paid $100.00 per day.

Extra
Work

The following additional Unit Prices are for Owner areas of Extra Work including:

A.	Clearing, Grubbing, and Topsoil Removal of lnitial Haul Road: Paid on an Hourly Rate Basis

B.	Construction of Initial Haul Road to Mining Areas: Paid on an Hourly Rate Basis (T&M Estimate and Proposed Design Attached)

CONTRACT MINING AGREEMENT
Schedule of Prices - Exhibit D	7 of 11

CONTRACT MINING AGREEMENT
Schedule of Prices - Exhibit D	8 of 11

Attachment 4

Extra Work Pricing

Equipment Equipment Hourly

Rates

Contractor shall supply a schedule of hourly, daily, and monthly Equipment Hourly Rates for all equipment listed in the Dedicated Equipment Fleet. The Equipment Hourly Rates shall include all, supervision, maintenance, parts, materials, freight, and profit.

Ledcor CMI Inc.
Schedule D- Hourly Equipment Rates
Eq. Hourly Rates Exclude Operator
Item No	Description	Hourly
1	CAT Dl0 Dozer	$180.00
2	CATD9Dozer	$160.00
3	CATD8Dozer	$130.00
4	CAT 992 Loader	$280.00
5	Hitachi EX1200	$215.00
6	Hitachi EX850	$190.00
7	CAT 988 Loader	$168.00
&	100-ton Haul Truck	$195.00
9	40-ton Articulated Truck	$109.00
10	60-ton Articulated Truck	$157.00
11	CAT 1-ID5150 Drill	$255.00
12	CAT 769 Water Truck	$105.00
13	CAT 14MGrader	$105.00

CONTRACT MINING AGREEMENT
Schedule of Prices - Exhibit D	9 of 11

Attachment 5

Extra Work Pricing Labor

Schedule D - Hourly Labor Rates
Item	Classification	Hourly Rate - $/hr.
		Straight Time	OT
l	Equipment Operator	$ 46.00	$ 63.00

CONTRACT MINING AGREEMENT
Schedule of Prices - Exhibit D	10 of 11

Attachment
6 Escalation

Isabella Pearl Project -Rate Adjustments - Ledcor CMI Inc.

All unit prices and hourly rates will be subject to a fixed escalation:

April 15, 2019	2.5%

April 15, 2020	2.0%

CONTRACT MINING AGREEMENT
Schedule of Prices - Exhibit D	11 of 11

EXHIBIT E

to

Contract Mining
Agreement

FORM OF CHANGE ORDER

Contract No.

Change Order No.

CONTRACT TITLE

1. The subject Agreement is modified by this Change Order for the compensation as indicated below.

2. The Contract Price, completion date, and all other terms, conditions and provisions of the subject Agreement are not affected by this Change Order except as specifically provided on the attached Attachment 1.

Signed for and on behalf of:

Contractor:

Ledcor CMI Inc.

Signature:

Capacity:

Date:

Signed for and on behalf of:

Owner:

Client

Signature:

Capacity:

Date:

CONTRACT MINING AGREEMENT
Change Order - Exhibit E	1 of 2

Attachment
1 to

CHANGE ORDER NO.

The Work covered hereby shall be completed by:

Effect on Contract completion date (if any):

PREVIOUS CONTRACT PRICE:	$

INCREASE (DECREASE) BY THIS CHANGE AGREEMENT:	$

REVISED CONTRACT PRICE:	$

DESCRIPTION OF CHANGED WORK OR CONDITIONS:

CONTRACT MINING AGREEMENT
Change Order - Exhibit E	2 of 2

EXHIBIT F

to

Contract Mining Agreement

FORM OF

AFFIDAVIT, AGREEMENT, RELEASE, AND WAIVER OF
LIEN

(Partial Release Form)

                                   , being first duly sworn, says that: He is the                                     of Ledcor CMI Inc. (the "Contractor") and is authorized to bind Contractor by this instrument. He is familiar with Contractor's performance and action in connection with this Contract (Purchase Order) No. ______ dated [January _, 2014], between Contractor and Owner (the "Owner").

He has investigated the matter and to the best of his knowledge Contractor has properly performed all services and furnished all materials required by the Contract through                                    ,20___ and on behalf of Contractor warrants that it has done so.

To the best of his knowledge and on behalf of Contractor he warrants that Contractor has paid in full all amounts owing by Contractor for all services and material and has settled all claims for which payment is now owing as of the date of submission of this instrument.

Provided that Owner has complied with its payment obligations under the Contract, to the best of his knowledge and on behalf of Contractor he warrants that no one has any right as of the date of submission of this instrument to file or to enforce a lien on account of furnishing such services or material. On behalf of Contractor, he agrees that in consideration of and upon Owner's payment in the sum of $                                    as partial payment under the Contract, Contractor does hereby, for itself and for all who furnish or furnished any services or materials in connection therewith, waive and release any and all rights with respect to payment for Work performed through the date mentioned in the second preceding paragraph excepting any unresolved claims of Contractor under the Contract, to file liens and to assert any and all claims against Owner, or its parents, subsidiaries and affiliates, and the property of any of them relating to partial payment for Contractor's performance of the Work up to the date specified above, and that if any such claim for payment is asserted or lien is filed or enforced, Contractor will indemnify and save harmless Owner and its engineer, their parents, affiliates and subsidiaries, from any loss, damage, or expense arising therefrom including court costs and attorneys' fees.

Acceptance of this instrument and payment by Owner shall not be deemed to release Contractor or Owner from any contractual obligations.

On his behalf and on behalf of Contractor

Certification of Notary:

Subscribed and sworn to before me this       day of                      20

Notary Public

CONTRACT MINING AGREEMENT
Affidavit, Agreement, Release, and Waiver of Lien (Partial Release Form)-Exhibit F	1 of 1

EXHIBIT G

to

Contract Mining Agreement

FORM OF

AFFIDAVIT, AGREEMENT, RELEASE, AND WAIVER OF LIEN

(Final Release Form)

STATE OF NEVADA

UNITED STATES OF AMERICA)

                                 , being first duly sworn, says that: He is the                                 of Ledcor CMI Inc. (the "Contractor") and is authorized to bind Contractor by this instrument. He is familiar with Contractor's performance and action in connection with the Contract No.                               dated                             , 20_, between Contractor and Owner (the "Owner").

He has investigated the matter and to the best of his knowledge Contractor has properly and completely performed all services and furnished all materials required by the Contract and on behalf of Contractor warrants that it has done so.

To the best of his knowledge and on behalf of Contractor he warrants that Contractor has paid in full all amounts now or previously owing by Contractor for all services and material and has settled all claims for which payment is or will be due and owing.

Provided that Owner has complied with its payment obligations under the Contract, to the best of his knowledge and on behalf of Contractor he warrants that no one has any right to file or to enforce a lien on account of furnishing such services or material. On behalf of Contractor, he agrees that in consideration of and upon Owner's payment in the sum of $                   as final payment under the Contract Contractor does hereby, for itself and for all who furnish or furnished any services or materials in connection therewith, waive and release any and all rights to file liens and to assert any and all claims for payment of the Contract Price against Owner, or its parents, subsidiaries and affiliates, and the property to any of them, relating to payment for Contractor's performance of the Work and that if any such payment claim is asserted or lien is filed or enforced Contractor will indemnify and save harmless Owner, and its parents, affiliates, and subsidiaries, from any loss, damage, or expenses arising therefrom including court costs and attorneys' fees.

Acceptance of this instrument and final payment by Owner shall not be deemed to release Contractor or Owner from any contractual obligations.

On his behalf and on behalf of Contractor

Certification of Notary:

Subscribed and sworn to before me this        day of                        , 20

Notary Public

CONTRACT MINING AGREEMENT Affidavit, Agreement, Release, and Waiver of Lien (Final Release Form)- Exhibit G	1 of 1

EXHIBIT H

to

Contract Mining Agreement

HEALTH AND SAFETY POLICY

The Owner's policy is to provide safe and healthy working conditions, to develop, maintain and promote safe and productive work practices in all aspects of its business, and to comply with all occupational health and safety laws and regulations governing its activities. Owner considers the safety and health of its employees and its contractors' employees to be of utmost importance in the efficient conduct of its business and believes that management and each and every employee have a shared responsibility in the application of this policy.

To implement this policy in connection with the Project, Owner will do, and will require that Contractor do, the following:

A.	Include safety and occupational health consideration as an integral part of its exploration, design, planning, purchasing, construction, production and maintenance policies.

B.	Require that safe work practices and procedures be established for each activity where potential risks occur.

C.	Provide each employee with appropriate information, training and protective equipment so that assigned work can be carried out in a safe and productive manner.

D.	Require that each employee follow established work practices and procedures, comply with all government laws and regulations and not expose themselves, other employees or the assets of the Company to undue risk.

E.	Take all reasonable and practicable measures to ensure that potentially hazardous agents and conditions in the workplace which could result in personal injury, illness, property damage or fire and security loss, are identified and managed in a safe manner.

F.	Provide the means by which all employees can be effectively involved in the implementation of this policy, and encourage them in this activity.

G.	Appoint safety personnel at each operation as required providing for the full implementation of this policy and providing the resources required for the conduct of their duties.

H.	Maintain procedures for the investigation of all serious accidents and near-miss incidents and the implementation of corrective action.

I.	Conduct audits, inspections and other activities with the objective of ensuring the application of this policy.

J.	Maintain procedures and employ trained individuals or teams capable of dealing with emergency situations and provide first aid and medical services as required by local conditions.

K.	Require that contractors comply with applicable aspects of this policy and comply with all laws and regulations related to their activities.

L.	Work with other companies, industry associations, government officials and other organizations in the development of effective occupational health and safety laws and regulations.

CONTRACT MINING AGREEMENT Health and Safety Policy - Exhibit H	1 of 1

EXHIBIT I

to

Contract Mining Agreement

ENVIRONMENTAL POLICY

Owner is committed to balancing good stewardship in the protection of human health and the natural environment with the need for economic growth. Diligent application of technically proven and economically feasible environment protection measures will be exercised throughout the exploration, development, mining, processing and decommissioning stages to ensure best management practices are used to address Owner's ethical and legislative requirements. To implement this policy, Owner will:

A.	Recognize environmental management as a corporate priority and establish policies, programs and practices for conducting business in an environmentally sound manner.

B.	Assess, design, construct, operate and close facilities in compliance with Owner's policy and all applicable legislation providing for the protection of the environment, employees and the public.

C.	Integrate environmental policies, programs and practices into each business activity as an essential element of project management at every level of the organization.

D.	Assess environmental risks and impacts for all activities and employ appropriate environmental practice to minimize environmental impact.

E.	Continue to improve corporate policies, programs and environmental performance, taking into account legal requirements, technical developments, scientific understanding and community expectations.

F.	Develop, design and operate facilities in an environmentally sound manner taking into consideration the efficient use of energy and materials, and the generation and safe disposal of wastes and by-products.

G.	Provide adequate resources, personnel and requisite training so that all employees are aware of and able to fulfill their environmental responsibilities.

H.	Develop, maintain and test emergency preparedness plans in conjunction with emergency services, relevant authorities and the local communities.

I.	Foster openness and work proactively with employees, government and the public in the development of environmental priorities and address potential hazards and impacts through the use of known technology.

J.	Advise and, where relevant, educate customers, distributors and the public in the safe use, transportation, storage, recycling and disposal of metals or mineral products provided.

K.	Plan for closure early in the design stage of each project and ensure that adequate financial resources are or will be available to meet reclamation and environmental control obligations.

L.	Maintain an active, self-monitoring and auditing program to ensure compliance with both Owner's and legal requirements and principles of the Environmental Policy, and establish appropriate means of communicating the results.

CONTRACT MINING AGREEMENT Environmental Policy - Exhibit I	1 of 1

EXECUTION AND CONTROLS

CMS

REQUEST FOR CHANGE

Document No. CON-PEC-CM-FM-006 Rev. 01

Attention:	Mark Henry	RFC No.:	22
Client Name:	Walker Lane Minerals Corp	Date:	October 15, 2020
Project Name:	Isabella Pearl Mine	Pricing Method:	Unit Rate
Contract No.:	Contract Mining Agreement dated Nov 14, 2018	Ledcor Project No.:	6031092

RFC Title: RFC 22 One Year Mining Contract Extension

Description of Change

Contract Change Impact

Impact to Cost:

Drill and Blast Cost:	$ 4,587,272.20
Loading Cost:	$ 2,505,600.00
Haulage Cost:	$ 5,816,176.16
Support Cost:	$ 3,842,351.75
TOTAL:	$ 16,751,400.11

Impact to Schedule:

Extension (or decrease) Calendar: 365 days

Proposed Completion Date: 31-Oct-21

Description of Impact / Affected Schedule Activities

No Impact

Contract Change Attachments

Mining Contract Extension Pricing

Authorization

Contractor Representative

Title	Name (Printed)	Signature	Date
Vice President Operations	Jeff Appleman	/s/ Jeff Appleman	28-Oct-20

Client Representative

Title	Name (Printed)	Signature	Date
General Manager	Mark Henry	/s/ Mark Henry	28-Oct-20

1 of 1

RFC No.: Date: Pricing Method: Ledcor Project No.: 22 October 15, 2020 Unit Rate 6031092 RFC 22 One Year Mining Contract Extension Description of Change Detailed description of change including related MOC documents and reference to relevant Contract Change provisions Walker Lane Minerals Corp and Ledcor CMI Inc. agree to extending the current contract agreement for one year. The term is from November 1, 2020 through October 31, 2021. Volumes are set at a planned minimum of 580K Tonnes per month as per the attached Mining Contract Extension Pricing. Escalation Rate Adjustments for all unit prices and hourly rates will be subject to a fixed escalation of 2% on May 01, 2021. Pricing includes a factor for the low density of the material and would not require monthly/quarterly reconciliation for low density. Mining schedule is based on 11 shifts per week (7 dayshifts and 4-night shifts) utilizing 3 crews. All other terms and conditions in the Contract Mining Agreement remain unchanged. Contract Change Impact Impact to Cost: Impact to Schedule: Extension (or decrease) Calendar: 365 days Proposed Completion Date: 31-Oct-21 Description of Impact / Affected Schedule Activities No Impact Contract Change Attachments List any drawings, RFIs, LEMs, Estimates, etc. that will be included to support the Request for Change. Mining Contract Extension Pricing Authorization By signing this Contract Request for Change, the Client and Contractor agree to make the adjustments in the cost and/or schedule of this project as stated in this notice. The Contractor shall complete the works as outlined in this proposal according to the requirements set out in the Contract. This Contract Request for Change does not account for the cumulative effect of individual changes on indirect costs or schedule. 1 of 1

EXECUTION AND CONTROLS

CMS

REQUEST FOR CHANGE

Document No. CON-PEC-CM-FM-006 Rev. 01

Attention:	Mark Henry	RFC No.:	22
Client Name:	Walker Lane Minerals Corp	Date:	November16,2020
Project Name:	Isabella Pearl Mine	Pricing Method:	Unit Rate
Contract No.:	Contract Mining Agreement dated Nov 14, 2018	Ledcor Project No.:	6031092

RFC Title: RFC 22 One Year Mining Contract Extension

Description of Change

Contract Change Impact

Impact to Cost:

Drill and Blast Cost: ____________

Loading Cost: ____________

Haulage Cost: ____________

Support Cost: ____________

TOTAL: ____________

Impact to Schedule:

Extension (or decrease) Calendar: 365 days

Proposed Completion Date: 31-Oct-21

Description of Impact / Affected Schedule Activities

No Impact

Contract Change Attachments

Mining Contract Extension Pricing

Authorization

Contractor Representative			
Title	Name (Printed)	Signature	Date
General Manager	Jim Kennedy	/s/ Jim Kennedy	18-Nov-20

Client Representative			
Title	Name (Printed)	Signature	Date
General Manager	Mark Henry	/s/ Mark Henry	18-Nov-20

1 of 1

RFC No.: Date: Pricing Method: Ledcor Project No.: 22 November16,2020 Unit Rate 6031092 RFC 22 One Year Mining Contract Extension Description of Change Detailed description of change including related MOC documents and reference to relevant Contract Change provisions Walker Lane Minerals Corp and Ledcor CMI Inc. agree to the contract be amended stating “the Payment Bond Requirement as refenced in contract section 5.10 is terminated effective on 10/31/2020 and clause 5.10 is deleted in its entirety for any and all contract extension thereafter”. This amendment to the contract will require section 5.2.1 for prepayments to be made on the first day of the month. Contract Change Impact Impact to Cost: Impact to Schedule: Extension (or decrease) Calendar: 365 days Proposed Completion Date: 31-Oct-21 Description of Impact / Affected Schedule Activities No Impact Contract Change Attachments List any drawings, RFIs, LEMs, Estimates, etc. that will be included to support the Request for Change. Mining Contract Extension Pricing Authorization By signing this Contract Request for Change, the Client and Contractor agree to make the adjustments in the cost and/or schedule of this project as stated in this notice. The Contractor shall complete the works as outlined in this proposal according to the requirements set out in the Contract. This Contract Request for Change does not account for the cumulative effect of individual changes on indirect costs or schedule. 1 of 1